                                                                   EXHIBIT 10.41

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                               SERVICE AGREEMENT

                   Dated as of the 1st day of September, 1998

                                  by and among

                       AMERICAN PHYSICIAN PARTNERS, INC.,

                          WB&A Imaging Partners, Inc.

                                      and

                               WB&A Imaging, P.C.









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
                               SERVICE AGREEMENT


         This Service Agreement (this "Agreement"), dated effective as of September 1, 1998, is entered into by and among American Physician Partners, Inc., a Delaware corporation ("Parent"), WB&A Imaging Partners, Inc., (formerly known as Drs. Werner, Boyle & Associates, P.A.), a wholly-owned subsidiary of Parent ("Administrator"), and WB&A Imaging, P.C., a Maryland professional corporation ("Group").

                                R E C I T A L S:

         A. The Group owns and operates a radiology medical practice and provides professional and technical radiology services to the general public through individual physicians who are licensed to practice medicine in the Commonwealth of Virginia, the State of Maryland and/or the District of Columbia and who are employed or otherwise retained by the Group.

         B. Administrator is in the business of owning certain non-medical assets of medical practices and providing management, administrative, and other non-medical radiological support services to radiological medical practices including, without limitation, furnishing necessary facilities, equipment, non-physician personnel, supplies and non-physician support staff services.

         C. The Group desires to obtain the services of Administrator in performing such non- medical business functions so as to permit the Group to devote its full professional time and attention to the rendering of professional and technical radiology and related services to its patients.

         D. The Group and Administrator have determined a fair market value for the services to be rendered by Administrator, and based on this fair market value, have developed a procedure for compensation of Administrator, all as more particularly set forth in this Agreement.

         E. Administrator is willing to commit significant management and capital resources to the Group to allow for the Group's further growth, all as provided in this Agreement.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and on the terms and subject to the conditions herein set forth, the parties hereto agree as follows:

                                   ARTICLE I

                                  Definitions

         Section 1.1 Definitions. For the purposes of this Agreement, the following definitions shall apply:

                                                                 EXHIBIT 10.42


                             BASIC LEASE INFORMATION


Lease Date:                                      , 1996
                                  ---------------

Tenant:                           Fibreboard Corporation

Tenant's Address:                 2121 N. California Boulevard
                                  Suite 560
                                  Walnut Creek, California  94596

Contact:                          Mike Douglas  Telephone: (510) 274-0700

Landlord:                         The Equitable-Nissei Dallas Company,
                                  a joint venture

Landlord's Address:               2200 Ross Avenue, Suite 3700
                                  Dallas, Texas 75201

Contact:                          Ray Mackey
                                  Telephone: 214-979-6100

Premises:                         Suite No. 3600 in the office building (the
                                  "Building") located on the land described as City Block 256, Dallas, Dallas County,
                                  Texas and whose street address is 2200 Ross
                                  Avenue, Dallas, Texas (the "Land").  The
                                  Premises are outlined on the plan attached to the Lease as Exhibit A.

Term: 180 months, commencing September 1, 1996 (the "Commencement Date") and ending at 5:00 p.m. August 31, 2011, subject to adjustment and earlier termination as provided in the Lease.

Basic
Rental: $31,590.29 per month for the first 5 years of the Term; $35,005.46 per month for the next 5 years of the Term; and $40,128.21 per month for the next 5 years of the Term.

Rent: Basic Rental, Tenant's Proportionate Share of Electrical Costs, Tenant's share of Excess, and all other sums that Tenant may owe to Landlord under the Lease.

Permitted Use:                    General Office

Tenant's
Proportionate
Share: 1.7413%, which is the percentage obtained by dividing (i) the 20,491 rentable square feet in the Premises by (ii) the 1,176,736 rentable square feet in the Building.

Expense Stop:                     1996 base year.

Initial Liability
Insurance Amount:                 $5,000,000.

Maximum
Construction
Allowance:                        $12.00 per rentable square foot.

The foregoing Basic Lease Information is incorporated into and made a part of the Lease identified above. If any conflict exists between any Basic Lease Information and the Lease, then the Lease shall control.

LANDLORD:                                           TENANT:
--------                                            ------
THE EQUITABLE-NISSEI DALLAS COMPANY,                FIBREBOARD CORPORATION,
a joint venture                                     a Delaware corporation

By:     The Equitable Life Assurance                By:_________________________
        Society of the United States,               Name:_______________________
        a New York corporation,                     Title:______________________
        its Managing Venturer



        By:___________________________
        Name:_________________________
        Title:________________________

                                TABLE OF CONTENTS


                                                                           Page
                                                                           ----
DEFINITIONS AND BASIC PROVISIONS. . . . . . . . . . . . . . . . . .          1

LEASE GRANT . . . . . . . . . . . . . . . . . . . . . . . . . . . .          1

TERM. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          1

RENT. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          1
     a. Payment . . . . . . . . . . . . . . . . . . . . . . . . . .          1
     b. Intentionally Deleted . . . . . . . . . . . . . . . . . . .          2
     c. Electrical Costs  . . . . . . . . . . . . . . . . . . . . .          2
     d. Annual Cost Statement . . . . . . . . . . . . . . . . . . .          2
     e. Adjustments to Electrical Costs . . . . . . . . . . . . . .          2

DELINQUENT PAYMENT; HANDLING CHARGES. . . . . . . . . . . . . . . .          2

LANDLORD'S OBLIGATIONS. . . . . . . . . . . . . . . . . . . . . . .          2
     a. Services  . . . . . . . . . . . . . . . . . . . . . . . . .          2
     b. Excess Utility Use  . . . . . . . . . . . . . . . . . . . .          3
     c. Discontinuance  . . . . . . . . . . . . . . . . . . . . . .          3
     d. Restoration of Services; Abatement  . . . . . . . . . . . .          4

IMPROVEMENTS;ALTERATIONS; REPAIRS; MAINTENANCE. . . . . . . . . . .          4
     a. Improvements; Alterations . . . . . . . . . . . . . . . . .          4
     b. Repairs; Maintenance  . . . . . . . . . . . . . . . . . . .          5
     c. Performance of Work . . . . . . . . . . . . . . . . . . . .          5
     d. Mechanic's Liens  . . . . . . . . . . . . . . . . . . . . .          5

USE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          5

ASSIGNMENT AND SUBLETTING . . . . . . . . . . . . . . . . . . . . .          6
     a. Transfers; Consent  . . . . . . . . . . . . . . . . . . . .          6
     b. [Intentionally Deleted.]  . . . . . . . . . . . . . . . . .          6
     c. Additional Compensation.  . . . . . . . . . . . . . . . . .          6

INSURANCE; WAIVERS; SUBROGATION; INDEMNITY. . . . . . . . . . . . .          6
     a. Insurance . . . . . . . . . . . . . . . . . . . . . . . . .          6
     b. Waiver of Negligence Claims; No Subrogation . . . . . . . .          7
     c. Indemnity . . . . . . . . . . . . . . . . . . . . . . . . .          7

SUBORDINATION ATTORNMENT; NOTICE TO LANDLORD'S MORTGAGEE. . . . . .          8
     a. Subordination . . . . . . . . . . . . . . . . . . . . . . .          8
     b. Attornment  . . . . . . . . . . . . . . . . . . . . . . . .          8
     c. Notice to Landlord's Mortgagee  . . . . . . . . . . . . . .          8

RULES AND REGULATIONS . . . . . . . . . . . . . . . . . . . . . . .          8

CONDEMNATION. . . . . . . . . . . . . . . . . . . . . . . . . . . .          8
     a. Taking - Landlord's and Tenant's Rights . . . . . . . . . .          8
     b. Taking - Landlord's Rights  . . . . . . . . . . . . . . . .          8
     c. Award . . . . . . . . . . . . . . . . . . . . . . . . . . .          9

FIRE OR OTHER CASUALTY. . . . . . . . . . . . . . . . . . . . . . .          9
     a. Repair Estimate . . . . . . . . . . . . . . . . . . . . . .          9
     b. Landlord's and Tenant's Rights  . . . . . . . . . . . . . .          9
     c. Landlord's Rights . . . . . . . . . . . . . . . . . . . . .          9
     d. Repair Obligation . . . . . . . . . . . . . . . . . . . . .          9

TAXES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          9

EVENTS OF DEFAULT . . . . . . . . . . . . . . . . . . . . . . . . .         10

REMEDIES. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         11

PAYMENT BY TENANT; NON-WAIVER . . . . . . . . . . . . . . . . . . .         11
     a. Payment by Tenant . . . . . . . . . . . . . . . . . . . . .         11
     b. No Waiver . . . . . . . . . . . . . . . . . . . . . . . . .         12

SURRENDER OF PREMISES . . . . . . . . . . . . . . . . . . . . . . .         12

HOLDING OVER. . . . . . . . . . . . . . . . . . . . . . . . . . . .         12

CERTAIN RIGHTS RESERVED BY LANDLORD . . . . . . . . . . . . . . . .         12

MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . . .         13
     a. Landlord Transfer . . . . . . . . . . . . . . . . . . . . .         13
     b. Landlord's Liability  . . . . . . . . . . . . . . . . . . .         13
     c. Force Majeure . . . . . . . . . . . . . . . . . . . . . . .         13
     d. Brokerage . . . . . . . . . . . . . . . . . . . . . . . . .         13
     e. Estoppel Certificates . . . . . . . . . . . . . . . . . . .         14
     f. Notices . . . . . . . . . . . . . . . . . . . . . . . . . .         14
     g. Separability  . . . . . . . . . . . . . . . . . . . . . . .         14
     h. Amendments; and Binding Effect  . . . . . . . . . . . . . .         14
     i. Quiet Enjoyment   . . . . . . . . . . . . . . . . . . . . .         14
     j. Joint and Several Liability . . . . . . . . . . . . . . . .         14
     k. Captions  . . . . . . . . . . . . . . . . . . . . . . . . .         14
     l. No Merger . . . . . . . . . . . . . . . . . . . . . . . . .         15
     m. No Offer  . . . . . . . . . . . . . . . . . . . . . . . . .         15
     n. Tax Protest . . . . . . . . . . . . . . . . . . . . . . . .         15
     o. Exhibits  . . . . . . . . . . . . . . . . . . . . . . . . .         16
     p. Entire Agreement  . . . . . . . . . . . . . . . . . . . . .         16

SPECIAL PROVISIONS. . . . . . . . . . . . . . . . . . . . . . . . .         16

                                      LEASE


         THIS LEASE AGREEMENT (this "Lease") is entered into as of , 1996, between THE EQUITABLE-NISSEI DALLAS COMPANY, a joint venture ("Landlord"), and FIBREBOARD CORPORATION, a Delaware corporation ("Tenant").

DEFINITIONS AND
BASIC PROVISIONS

         1. The definitions and basic provisions set forth in the Basic Lease Information (the "Basic Lease Information") executed by Landlord and Tenant contemporaneously herewith are incorporated herein by reference for all purposes.

LEASE GRANT

         2. Subject to the terms of this Lease, Landlord leases to Tenant, and Tenant leases from Landlord, the Premises.

TERM

         3. If the Commencement Date is not the first day of a calendar month, then the Term shall be extended by the time between the Commencement Date and the first day of the next month. If this Lease is executed before the Premises become vacant or otherwise available and ready for occupancy by Tenant, or if any present occupant of the Premises holds over and Landlord cannot acquire possession of the Premises before the Commencement Date, then
   (a) Tenant's obligation to pay Rent hereunder shall be waived until Landlord tenders possession of the Premises to Tenant, (b) the Term shall be extended by the time between the scheduled Commencement Date and the date on which Landlord tenders possession of the Premises to Tenant (which date will then be defined as the Commencement Date), (c) Landlord shall not be in default hereunder or be liable for damages therefor, and (d) Tenant shall accept possession of the Premises when Landlord tenders possession thereof to Tenant. By occupying the Premises, Tenant shall be deemed to have accepted the Premises in their condition as of the date of such occupancy, subject to the performance of punch-list items that remain to be performed by Landlord, if any. Tenant shall execute and deliver to Landlord, within ten days after Landlord has requested same, a letter confirming (i) the Commencement Date,
   (ii) that Tenant has accepted the Premises, and (iii) that Landlord has performed all of its obligations with respect to the Premises (except for punch-list items specified in such letter). Notwithstanding anything herein to the contrary, Landlord shall make the portion of the Premises designated as "Area A" on Exhibit H available for the commencement of the Work (as defined in Exhibit D) no later than July 15, 1996, and shall make the portion of the Premises designated as "Area B" on Exhibit H available for the performance of the Work no later than August 12, 1996.

RENT

         4. a. Payment. Tenant shall timely pay to Landlord the Basic Rental and all additional sums to be paid by Tenant to Landlord under this Lease, including the amounts set forth in Exhibit C, without deduction or set off, at Landlord's Address (or such other address as Landlord may from time to time designate in writing to Tenant). Basic Rental, adjusted as herein provided, shall be payable monthly in advance. The first monthly installment of Basic Rental shall be payable on the Commencement Date; thereafter, monthly installments of Basic Rental shall be due on the first day of the second full calendar month of the Term and continuing on the first day of each succeeding calendar month during the Term. Basic Rental for any fractional month at the beginning of the Term shall be prorated based on 1/365 of the current annual Basic Rental for each day of the partial month this Lease is in effect, and shall be due on the Commencement Date.

         b. [Intentionally Deleted.]

         c. Electrical Costs. Tenant shall pay to Landlord an amount equal to the product of (i) the cost of all electricity used by the Building except for excess electrical use reimbursed to Landlord by tenants ("Electrical Costs"), multiplied by (ii) Tenant's Proportionate Share. Such amount shall be payable monthly based on Landlord's estimate of the amount due for each month, and shall be due on the Commencement Date and on the first day of each calendar month thereafter unless Landlord has theretofore furnished Tenant with information indicating the amount due, in which event such amount shall be due within ten days after Landlord has delivered to Tenant an invoice therefor.

         d. Annual Cost Statement. By April 1 of each calendar year, or as soon thereafter as practicable, Landlord shall furnish to Tenant a statement of Landlord's actual Electrical Costs (the "Annual Cost Statement") for the previous year adjusted as provided in Section 4.e. If the Annual Cost Statement reveals that Tenant paid more for Electrical Costs than Tenant's Proportionate Share of Electrical Costs in the year for which such statement was prepared, then Landlord shall promptly reimburse or credit Tenant such excess; likewise, if Tenant paid less than Tenant's Proportionate Share of Electrical Costs, then Tenant shall promptly pay Landlord such deficiency.

         e. Adjustments to Electrical Costs. With respect to any calendar year or partial calendar year in which the Building is not occupied to the extent of 95% of the rentable area thereof, the Electrical Costs for such period shall, for the purposes hereof, be increased to the amount which would have been incurred had the Building been occupied to the extent of 95% of the rentable area thereof.

DELINQUENT
PAYMENT;
HANDLING CHARGES

         5. All payments required of Tenant hereunder shall bear interest from the date due until paid at the per annum rate of three percent (3%) in excess of the Prime Rate. In no event, however, shall the charges permitted under this Section 5 or elsewhere in this Lease, to the extent the same are considered to be interest under applicable law, exceed the maximum lawful rate of interest.

         6. [Intentionally Deleted.]

LANDLORD'S
OBLIGATIONS

         7. a. Services. Provided no Event of Default exists, Landlord shall use all reasonable efforts to furnish to Tenant (i) water (hot and cold) at those points of supply provided for general use of tenants of the Building; (ii) heated and refrigerated air conditioning as appropriate, at such times as Landlord normally furnishes these services to all tenants of the Building, and at such temperatures and in such amounts as are reasonably considered by Landlord to be standard; (iii) janitorial service to the Premises on weekdays other than holidays for Building-standard installations (Landlord reserves the right to bill Tenant separately for extra janitorial service required for non-standard installations) and such window washing as may from time to time in Landlord's judgment be reasonably required; (iv) elevators for ingress and egress to the floor on which the Premises are located, in common with other tenants, provided that Landlord may reasonably limit the number of elevators to be in operation at times other than during customary business hours and on holidays; (v) replacement of Building-standard light bulbs and fluorescent tubes, provided that Landlord's standard charge for such bulbs and tubes shall be paid by Tenant; and (vi) electrical current during normal business hours other than for special lighting, equipment that requires more than 110 volts, or other equipment whose electrical energy consumption exceeds normal office usage. Landlord shall maintain the common areas of the Building in reasonably good order and condition, except for damage occasioned by Tenant, or its employees, agents or invitees. If
   Tenant desires any of the services specified in this Section 7.a at any time other than times herein designated, such services shall be supplied to Tenant upon the written request of Tenant delivered to Landlord before 3:00 p.m. on the business day preceding such extra usage, and Tenant shall pay to Landlord the reasonable cost of such services within ten days after Landlord has delivered to Tenant an invoice therefor.

         b. Excess Utility Use. Landlord shall use reasonable efforts to furnish electrical current for computers, electronic data processing equipment, special lighting, equipment that requires more than 110 volts, or other equipment whose electrical energy consumption exceeds normal office usage through the then-existing feeders and risers serving the Building and the Premises, and Tenant shall pay to Landlord the cost of such service within ten days after Landlord has delivered to Tenant an invoice therefor. Landlord may determine the amount of such additional consumption and potential consumption by a separate meter in the Premises installed, maintained, and read by Landlord, at Tenant's expense. Tenant shall not install any electrical equipment requiring special wiring or requiring voltage in excess of 110 volts or otherwise exceeding Building capacity unless approved in advance by Landlord, which consent shall not be unreasonably withheld or delayed. The use of electricity in the Premises shall not exceed the capacity of existing feeders and risers to or wiring in the Premises. Any risers or wiring required to meet Tenant's excess electrical requirements shall, upon Tenant's written request, be installed by Landlord, at Tenant's cost, if, in Landlord's sole and absolute judgment, the same are necessary and shall not cause permanent damage or injury to the Building or the Premises, cause or create a dangerous or hazardous condition, entail excessive or unreasonable alterations, repairs, or expenses, or interfere with or disturb other tenants of the Building. If Tenant uses machines or equipment (other than general office machines, excluding computers and electronic data processing equipment) in the Premises which affect the temperature otherwise maintained by the air conditioning system or otherwise overload any utility, Landlord may install supplemental air conditioning units or other supplemental equipment in the Premises, and the reasonable cost thereof, including the cost of installation, operation, use, and maintenance, shall be paid by Tenant to Landlord within ten days after Landlord has delivered to Tenant an invoice therefor.

         c. Discontinuance. Landlord's obligation to furnish services under
   Section 7.a shall be subject to the rules and regulations of the supplier of such services and governmental rules and regulations. If required by law or the supplier of a service, Landlord may, upon not less than 30-days' prior written notice to Tenant, discontinue any such service to the Premises, provided Landlord first arranges for a direct connection thereof through the supplier of such service. Tenant shall, however, be responsible for contracting with the supplier of such service and for paying all deposits for, and costs relating to, such service.

         d. Restoration of Services; Abatement. Landlord shall use reasonable efforts to restore any service that becomes unavailable; however, such unavailability shall not render Landlord liable for any damages caused thereby, be a constructive eviction of Tenant, constitute a breach of any implied warranty, or, except as provided below, entitle Tenant to any abatement of Tenant's obligations hereunder. However, if Tenant is prevented from making reasonable use of the Premises for more than 15 consecutive days because of the unavailability of any such service, Tenant shall, as its exclusive remedy therefor, be entitled to a reasonable abatement of Rent for each consecutive day (after such 15 day period) that Tenant is so prevented from making reasonable use of the Premises. In the event (i) such unavailability of services (A) was not the result of a casualty described in
   Section 15 of this Lease, (B) was not caused in whole or in part by Tenant or Tenant's agents, employees or contractors, and (C) Tenant is prevented from making reasonable use of the Premises, (ii) the curing of such unavailability of services is within the reasonable control of Landlord, and (iii) such unavailablity of services shall not be cured within sixty (60) days following the occurrence of such event, Tenant shall have the right to terminate this Lease by delivering to Landlord written notice of such termination prior to the restoration of such services.

IMPROVEMENTS;
ALTERATIONS;
REPAIRS;
MAINTENANCE

         8. a. Improvements; Alterations. Improvements to the Premises shall be installed at the expense of Tenant only in accordance with plans and specifications which have been previously submitted to and approved in writing by Landlord, which approval shall not be unreasonably withheld or delayed. After the initial Tenant improvements are made, no alterations or physical additions in or to the Premises may be made without Landlord's prior written consent. Landlord agrees not to unreasonably withhold or delay its consent with respect to non-structural alterations which do not affect the Building systems and are not visible from the exterior of the Premises. Tenant shall not paint or install lighting or decorations, signs, window or door lettering, or advertising media of any type on or about the Premises without the prior written consent of Landlord. Landlord agrees not to unreasonably withhold or delay its consent with respect to such items that are not visible from the exterior of the Premises. All alterations, additions, or improvements (whether temporary or permanent in character, and including without limitation all air-conditioning equipment and all other equipment that is in any manner connected to the Building's plumbing system) made in or upon the Premises, either by Landlord or Tenant, shall be Landlord's property at the end of the Term and shall remain on the Premises without compensation to Tenant. Approval by Landlord of any of Tenant's drawings and plans and specifications prepared in connection with any improvements in the Premises shall not constitute a representation or warranty of Landlord as to the adequacy or sufficiency of such drawings, plans and specifications, or the improvements to which they relate, for any use, purpose, or condition, but such approval shall merely be the consent of Landlord as required hereunder. Notwithstanding anything in this Lease to the contrary, with respect to the Premises Tenant shall be responsible for complying with the Americans with Disabilities Act of 1990, and all rules, regulations, and guidelines promulgated thereunder, as the same may be amended from time to time (collectively, the "ADA"). Landlord shall be responsible for complying with the ADA with respect to the common areas of the Building.

         b. Repairs; Maintenance. Tenant shall maintain the Premises in a clean, safe, operable, attractive condition, and shall not permit or allow to remain any waste or damage to any portion of the Premises. Tenant shall repair or replace, subject to Landlord's direction and supervision, any damage to the Building caused by Tenant or Tenant's agents, contractors, or invitees. If Tenant fails to make such repairs or replacements within 15 days after the occurrence of such damage, then Landlord may make the same at Tenant's cost. In lieu of having Tenant repair any such damage outside of the Premises, Landlord may repair such damage at Tenant's cost. The reasonable cost of any repair or replacement work performed by Landlord under this Section 8 shall be paid by Tenant to Landlord within ten days after Landlord has delivered to Tenant an invoice therefor.

         c. Performance of Work. All work described in this Section 8 shall be performed only by Landlord or by contractors and subcontractors approved in writing by Landlord, which approval shall not be unreasonably withheld or delayed. Tenant shall cause all contractors and subcontractors to procure and maintain insurance coverage against such risks, in such amounts, and with such companies as Landlord may reasonably require, and to procure payment and performance bonds reasonably satisfactory to Landlord covering the cost of the work. All such work shall be performed in accordance with all legal requirements and in a good and workmanlike manner so as not to damage the Premises, the primary structure or structural qualities of the Building, or plumbing, electrical lines, or other utility transmission facility. All such work which may affect the HVAC, electrical system, or plumbing must be approved by the Building's engineer of record, which approval shall not be unreasonably withheld or delayed.

         d. Mechanic's Liens. Tenant shall not permit any mechanic's liens to be filed against the Premises or the Building for any work performed, materials furnished, or obligation incurred by or at the request of Tenant. If such a lien is filed, then Tenant shall, within ten days after Landlord has delivered notice of the filing to Tenant, either pay the amount of the lien or diligently contest such lien and deliver to Landlord a bond or other security reasonably satisfactory to Landlord. If Tenant fails to timely take either such action, then Landlord may pay the lien claim without inquiry as to the validity thereof, and any amounts so paid, including reasonable expenses and interest, shall be paid by Tenant to Landlord within ten days after Landlord has delivered to Tenant an invoice therefor.

USE

         9. Tenant shall continuously occupy and use the Premises only for the Permitted Use and shall comply with all laws, orders, rules, and regulations relating to the use, condition, and occupancy of the Premises. The Premises shall not be used for any use which is disreputable or creates extraordinary fire hazards or results in an increased rate of insurance on the Building or its contents or the storage of any hazardous materials or substances. If, because of Tenant's acts, the rate of insurance on the Building or its contents increases, then Tenant shall pay to Landlord the amount of such increase on demand, and acceptance of such payment shall not constitute a waiver of any of Landlord's other rights. Tenant shall conduct its business and control its agents, employees, and invitees in such a manner as not to create any nuisance or interfere with other tenants or Landlord in its management of the Building.

ASSIGNMENT AND
SUBLETTING

         10. a. Transfers; Consent. Tenant shall not, without the prior written consent of Landlord (which consent shall not be unreasonably withheld or delayed), (i) advertise that any portion of the Premises is available for lease, (ii) assign, transfer, or encumber this Lease or any estate or interest herein, whether directly or by operation of law, (iii) permit any other entity to become Tenant hereunder by merger, consolidation, or other reorganization, (iv) if Tenant is an entity other than a corporation whose stock is publicly traded, permit the transfer of an ownership interest in Tenant so as to result in a change in the current control of Tenant, (v) sublet any portion of the Premises, (vi) grant any license, concession, or other right of occupancy of any portion of the Premises, or (vii) permit the use of the Premises by any parties other than Tenant (any of the events listed in clauses (ii) through (vii) being a "Transfer"). If Tenant requests Landlord's consent to a Transfer, then Tenant shall provide Landlord with a written description of all terms and conditions of the proposed Transfer, copies of the proposed documentation, and the following information about the proposed transferee: name and address; reasonably satisfactory information about its business and business history; its proposed use of the Premises; banking, financial, and other credit information; and general references sufficient to enable Landlord to determine the proposed transferee's creditworthiness and character. Tenant shall reimburse Landlord for its reasnable attorneys' fees and other expenses incurred in connection with considering any request for its consent to a Transfer. Landlord shall have a period of seven (7) calendar days following receipt of such notice within which to notify Tenant in writing that Landlord either agrees to such transfer or the basis for Landlord's decision not to approve of such Transfer. If Landlord consents to a proposed Transfer, then the proposed transferee shall deliver to Landlord a written agreement whereby it expressly assumes the Tenant's obligations hereunder; however, any transferee of less than all of the space in the Premises shall be liable only for obligations under this Lease that are properly allocable to the space subject to the Transfer, and only to the extent of the rent it has agreed to pay Tenant therefor. Landlord's consent to a Transfer shall not release Tenant from performing its obligations under this Lease, but rather Tenant and its transferee shall be jointly and severally liable therefor. Landlord's consent to any Transfer shall not waive Landlord's rights as to any subsequent Transfers. If an Event of Default occurs while the Premises or any part thereof are subject to a Transfer, then Landlord, in addition to its other remedies, may collect directly from such transferee all rents becoming due to Tenant and apply such rents against Rent. Tenant authorizes its transferees to make payments of rent directly to Landlord upon receipt of notice from Landlord to do so.

         b. [Intentionally Deleted.]

         c. Additional Compensation. Tenant shall pay to Landlord, immediately upon receipt thereof, 50% of all compensation received by Tenant for a Transfer that exceeds the Basic Rental and Tenant's share of Electrical Costs and Excess allocable to the portion of the Premises covered thereby.

INSURANCE;
WAIVERS;
SUBROGATION;
INDEMNITY

         11. a. Insurance. Tenant shall at its expense procure and maintain throughout the Term the following insurance policies: (i) comprehensive general liability insurance in amounts of not less than a combined single limit of $5,000,000 (the "Initial Liability Insurance Amount") or such other amounts as Landlord may from time to time reasonably require, insuring Tenant, Landlord, and Landlord's agents against all liability for injury to or death of a person or persons or damage to property arising from the use and occupancy of the Premises, (ii) contractual liability insurance coverage sufficient to cover Tenant's indemnity obligations hereunder, (iii) insurance covering the full value of Tenant's property and improvements, and other property (including property of others), in the Premises, and (iv) workman's compensation insurance, containing a waiver of subrogation endorsement reasonably acceptable to Landlord. Tenant's insurance shall provide primary coverage to Landlord when any policy issued to Landlord provides duplicate or similar coverage, and in such circumstance Landlord's policy will be excess over Tenant's policy. Tenant shall furnish certificates of such insurance and such other evidence satisfactory to Landlord of the maintenance of all insurance coverages required hereunder, and Tenant shall obtain a written obligation on the part of each insurance company to notify Landlord at least 30 days before cancellation or a material change of any such insurance. All such insurance policies shall be in form, and issued by companies, reasonably satisfactory to Landlord.

         b. Waiver of Negligence Claims; No Subrogation. Landlord shall not be liable to Tenant or those claiming by, through, or under Tenant for any injury to or death of any person or persons or the damage to or theft, destruction, loss, or loss of use of any property or inconvenience (a "Loss") caused by casualty, theft, fire, third parties, or any other matter (including Losses arising through repair or alteration of any part of the Building, or failure to make repairs, or from any other cause), regardless of whether the negligence of any party caused such Loss in whole or in part. Landlord and Tenant each waives any claim it might have against the other for any damage to or theft, destruction, loss, or loss of use of any property, to the extent the same is insured against under any insurance policy that covers the Building, the Premises, Landlord's or Tenant's fixtures, personal property, leasehold improvements, or business, or, in the case of Tenant's waiver, is required to be insured against under the terms hereof, regardless of whether the negligence or fault of the other party caused such loss; however, Landlord's waiver shall not include any deductible amounts on insurance policies carried by Landlord or apply to any coinsurance penalty which Landlord might sustain. Each party shall cause its insurance carrier to endorse all applicable policies waiving the carrier's rights of recovery under subrogation or otherwise against the other party.

         c. Indemnity. Subject to Section 11.b, Tenant shall defend, indemnify, and hold harmless Landlord and its agents from and against all claims, demands, liabilities, causes of action, suits, judgments, and expenses (including reasonable attorneys' fees) for any Loss arising from any occurrence on the Premises or from Tenant's failure to perform its obligations under this Lease (except to the extent a Loss arises from the gross negligence or willful misconduct of Landlord or its agents). This indemnity provision shall survive termination or expiration of this Lease. Subject to Section 11.b., Landlord shall defend, indemnify, and hold harmless Tenant and its officers, directors, employees and agents from and against all claims, demands, liabilities, causes of action, suits, judgments, and expenses (including reasonable attorneys' fees) for any Loss arising from Landlord's or its agents' gross negligence or willful misconduct. This indemnity provision shall survive the termination or expiration of this Lease.

SUBORDINATION
ATTORNMENT;
NOTICE TO
LANDLORD'S
MORTGAGEE

         12. a. Subordination. This Lease shall be subordinate to any deed of trust, mortgage, or other security instrument (a "Mortgage"), or any ground lease, master lease, or primary lease (a "Primary Lease"), that now or hereafter covers all or any part of the Premises (the mortgagee under any Mortgage or the lessor under any Primary Lease is referred to herein as "Landlord's Mortgagee").

         b. Attornment. Tenant shall attorn to any party succeeding to Landlord's interest in the Premises, whether by purchase, foreclosure, deed in lieu of foreclosure, power of sale, termination of lease, or otherwise, upon such party's request, and shall execute such agreements confirming such attornment as such party may reasonably request.

         c. Notice to Landlord's Mortgagee. Tenant shall not seek to enforce any remedy it may have for any default on the part of the Landlord without first giving written notice by certified mail, return receipt requested, specifying the default in reasonable detail, to any Landlord's Mortgagee whose address has been given to Tenant, and affording such Landlord's Mortgagee a reasonable opportunity to perform Landlord's obligations hereunder.

RULES AND
REGULATIONS

         13. Tenant shall comply with the rules and regulations of the Building which are attached hereto as Exhibit B. Landlord may, from time to time, change such rules and regulations for the safety, care, or cleanliness of the Building and related facilities, provided that such changes are applicable to all tenants of the Building and will not unreasonably interfere with Tenant's use of the Premises. Tenant shall be responsible for the compliance with such rules and regulations by its employees, agents, and invitees.

CONDEMNATION

         14. a. Taking - Landlord's and Tenant's Rights. If any part of the Building is taken by right of eminent domain or conveyed in lieu thereof (a "Taking"), and such Taking prevents Tenant from conducting its business in the Premises in a manner reasonably comparable to that conducted immediately before such Taking, then Tenant may terminate this Lease as of the date of such Taking by giving written notice to Landlord within 60 days after the Taking, and Rent shall be apportioned as of the date of such Taking. If Tenant does not terminate this Lease, then Rent shall be abated on a reasonable basis as to that portion of the Premises rendered untenantable by the Taking.

         b. Taking - Landlord's Rights. If any material portion, but less than all, of the Building becomes subject to a Taking, or if Landlord is required to pay any of the proceeds received for a Taking to Landlord's Mortgagee, then this Lease, at the option of Landlord, exercised by written notice to Tenant within 30 days after such Taking, shall terminate and Rent shall be apportioned as of the date of such Taking. If Landlord does not so terminate this Lease, then this Lease will continue, but if any portion of the Premises has been taken, Basic Rental shall abate as provided in the last sentence of
   Section 14.a.

         c. Award. If any Taking occurs, then Landlord shall receive the entire award or other compensation for the Land, the Building, and other improvements taken, and Tenant may separately pursue a claim against the condemnor for the value of Tenant's personal property which Tenant is entitled to remove under this Lease, moving costs, loss of business, and other claims it may have.

FIRE OR OTHER
CASUALTY

         15. a. Repair Estimate. If the Premises or the Building are damaged by fire or other casualty (a "Casualty"), Landlord shall, within 30 days after such Casualty, deliver to Tenant a good faith estimate (the "Damage Notice") of the time needed to repair the damage caused by such Casualty.

         b. Landlord's and Tenant's Rights. If a material portion of the Premises or the Building is damaged by Casualty such that Tenant is prevented from conducting its business in the Premises in a manner reasonably comparable to that conducted immediately before such Casualty and Landlord estimates that the damage caused thereby cannot be repaired within 135 days after the date of the Casualty, then Tenant may terminate this Lease by delivering written notice to Landlord of its election to terminate within 30 days after the Damage Notice has been delivered to Tenant. If Tenant does not terminate this Lease, then (subject to Landlord's rights under Section 15.c) Landlord shall repair the Building or the Premises, as the case may be, as provided below, and Rent for the portion of the Premises rendered untenantable by the damage shall be abated on a reasonable basis from the date of damage until the completion of the repair, unless Tenant caused such damage, in which case, Tenant shall continue to pay Rent without abatement.

         c. Landlord's Rights. If a Casualty damages a material portion of the Building, and Landlord makes a good faith determination that restoring the Premises would be uneconomical, or if Landlord is required to pay any insurance proceeds arising out of the Casualty to Landlord's Mortgagee, then Landlord may terminate this Lease by giving written notice of its election to terminate within 30 days after the Damage Notice has been delivered to Tenant, and Basic Rental hereunder shall be abated as of the date of the Casualty.

         d. Repair Obligation. If neither party elects to terminate this Lease following a Casualty, then Landlord shall, within a reasonable time after such Casualty, commence to repair the Building and the Premises and shall proceed with reasonable diligence to restore the Building and Premises to substantially the same condition as they existed immediately before such Casualty; however, Landlord shall not be required to repair or replace any part of the furniture, equipment, fixtures, and other improvements which may have been placed by, or at the request of, Tenant or other occupants in the Building or the Premises, and Landlord's obligation to repair or restore the Building or Premises shall be limited to the extent of the insurance proceeds actually received by Landlord for the Casualty in question.

TAXES

         16. Tenant shall be liable for all taxes levied or assessed against personal property, furniture, or fixtures placed by Tenant in the Premises. If any taxes for which

   Tenant is liable are levied or assessed against Landlord or Landlord's property or if the assessed value of Landlord's property is increased by inclusion of such personal property, furniture or fixtures, then Tenant shall, within ten (10) days after Landlord has delivered notice of such taxes to Tenant, either pay the amount of such taxes or diligently contest such taxes and deliver to Landlord a bond or other security reasonably satisfactory to Landlord. If Tenant fails to timely take either such action, then Landlord may pay such taxes and Tenant shall pay to Landlord, upon demand, that part of such taxes for which Tenant is primarily liable hereunder.

EVENTS OF DEFAULT

         17. Each of the following occurrences shall constitute an "Event of Default":

         a. Tenant's failure to pay Rent, or any other sums due from Tenant to Landlord under the Lease (or any other lease executed by Tenant for space in the Building), upon the expiration of a period of ten (10) days following written notice to Tenant of such failure; provided, however, that Landlord shall not be required to send such written notice to Tenant more than twice in any one calendar year and after such two (2) written notices, Landlord shall have no obligation to give Tenant written notice of any subsequent default during the remainder of such calendar year and Tenant's failure or refusal to timely pay Rent or other sums hereunder when due during the remainder of such calendar year shall constitute an Event of Default;

         b. Tenant's failure to perform, comply with, or observe any other agreement or obligation of Tenant under this Lease (or any other lease executed by Tenant for space in the Building) within 10 days following written notice thereof to Tenant; provided, however, that in the event Tenant's failure to perform, comply with, or observe any other agreement or obligation of Tenant under this Lease cannot reasonably be cured within ten
   (10) days following written notice to Tenant, Tenant shall not be in default if Tenant commences to cure same within the ten (10) day period and thereafter diligently prosecutes the curing thereof;

         c. The filing of a petition by or against Tenant (the term "Tenant" shall include, for the purpose of this Section 17.c, any guarantor of the Tenant's obligations hereunder) (i) in any bankruptcy or other insolvency proceeding; (ii) seeking any relief under any state or federal debtor relief law; (iii) for the appointment of a liquidator or receiver for all or substantially all of Tenant's property or for Tenant's interest in this Lease; or (iv) for the reorganization or modification of Tenant's capital structure, which petition remains undischarged for a period of sixty (60) days;

         d. Tenant shall desert or vacate any portion of the Premises for a continuous period in excess of seven (7) days following written notice to Tenant; provided, however, that such desertion or vacation shall not be a default pursuant to this Lease so long as (i) Tenant performs all of its obligations in accordance with this Lease, and (ii) so long as the Premises are left in good condition and repair and in a clean condition which does not detract from the appearance of the Building or the Premises; and

         e. The admission by Tenant that it cannot meet its obligations as they become due or the making by Tenant of an assignment for the benefit of its creditors.

REMEDIES

         18. Upon any Event of Default, Landlord may, in addition to all other rights and remedies afforded Landlord hereunder or by law or equity, take any of the following actions:

         a. Terminate this Lease by giving Tenant written notice thereof, in which event, Tenant shall pay to Landlord the sum of (i) all Rent accrued hereunder through the date of termination, (ii) all amounts due under Section 19.a., and (iii) an amount equal to (A) the total Rent that Tenant would have been required to pay for the remainder of the Term discounted to present value at a per annum rate equal to the "Prime Rate" as published on the date this Lease is terminated by The Wall Street Journal, Southwest Edition, in its listing of "Money Rates", minus (B) the then present fair rental value of the Premises for such period, similarly discounted; or

         b. Terminate Tenant's right to possession of the Premises without terminating this Lease by giving written notice thereof to Tenant, in which event Tenant shall pay to Landlord (i) all Rent and other amounts accrued hereunder to the date of termination of possession, (ii) all amounts due from time to time under Section 19.a., and (iii) all Rent and other sums required hereunder to be paid by Tenant during the remainder of the Term, diminished by any net sums thereafter received by Landlord through reletting the Premises during such period. Landlord shall use reasonable efforts to relet the Premises on such terms and conditions as Landlord in its sole discretion may determine (including a term different from the Term, rental concessions, and alterations to, and improvement of, the Premises); however, Landlord shall not be obligated to relet the Premises before leasing other portions of the Building. Landlord shall not be liable for, nor shall Tenant's obligations hereunder be diminished because of, Landlord's failure to relet the Premises or to collect rent due for such reletting. Tenant shall not be entitled to the excess of any consideration obtained by reletting over the Rent due hereunder. Reentry by Landlord in the Premises shall not affect Tenant's obligations hereunder for the unexpired Term; rather, Landlord may, from time to time, bring action against Tenant to collect amounts due by Tenant, without the necessity of Landlord's waiting until the expiration of the Term. Unless Landlord delivers written notice to Tenant expressly stating that it has elected to terminate this Lease, all actions taken by Landlord to exclude or dispossess Tenant of the Premises shall be deemed to be taken under this Section 18.b. If Landlord elects to proceed under this Section 18.b., it may at any time elect to terminate this Lease under Section 18.a.

   Additionally, without notice, Landlord may alter locks or other security devices at the Premises to deprive Tenant of access thereto, and Landlord shall not be required to provide a new key or right of access to Tenant.

PAYMENT BY TENANT;
NON-WAIVER

         19. a. Payment by Tenant. Upon any Event of Default, Tenant shall pay to Landlord all reasonable costs incurred by Landlord (including court costs and reasonable attorneys' fees and expenses) in (i) obtaining possession of the Premises, (ii) removing and storing Tenant's or any other occupant's property, (iii) repairing, restoring, altering, remodeling, or otherwise putting the Premises into condition acceptable to a new tenant, excluding any costs of tenant improvements, tenant moving allowances or tenant finish work,
   (iv) if Tenant is dispossessed of the Premises and this Lease is not terminated, reletting all or any part of the Premises (including reasonable brokerage commissions, and other reasonable costs incidental to such reletting), (v) performing
   Tenant's obligations which Tenant failed to perform, and (vi) enforcing, or advising Landlord of, its rights, remedies, and recourses arising out of the Event of Default.

         b. No Waiver. Landlord's acceptance of Rent following an Event of Default shall not waive Landlord's rights regarding such Event of Default. No waiver by Landlord of any violation or breach of any of the terms contained herein shall waive Landlord's rights regarding any future violation of such term or violation of any other term.

         20. [Intentionally Deleted.]

SURRENDER OF
PREMISES

         21. No act by Landlord shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept a surrender of the Premises shall be valid unless the same is made in writing and signed by Landlord. At the expiration or termination of this Lease, Tenant shall deliver to Landlord the Premises with all improvements located thereon in good repair and condition, reasonable wear and tear (and condemnation and fire or other casualty damage not caused by Tenant, as to which Sections 14 and 15 shall control) excepted, and shall deliver to Landlord all keys to the Premises. Provided that Tenant has performed all of its obligations hereunder, Tenant may remove all trade fixtures, furniture, and personal property placed in the Premises by Tenant (but Tenant shall not remove any such item which was paid for, in whole or in part, by Landlord). Additionally, Tenant shall remove such alterations, additions, improvements, trade fixtures, equipment, wiring and furniture as Landlord may request. Tenant shall repair all damage caused by such removal. All items not so removed shall be deemed to have been abandoned by Tenant and may be appropriated, sold, stored, destroyed, or otherwise disposed of by Landlord without notice to Tenant and without any obligation to account for such items. The provisions of this Section 21 shall survive the end of the Term.

HOLDING OVER

         22. If Tenant fails to vacate the Premises at the end of the Term, then Tenant shall be a tenant at will and, in addition to all other damages and remedies to which Landlord may be entitled for such holding over, Tenant shall pay, in addition to the other Rent, a daily Basic Rental equal to the greater of (a) 135% of the daily Basic Rental payable during the last month of the Term, or (b) the prevailing market rental rate in the Building for similar space.

CERTAIN RIGHTS
RESERVED BY
LANDLORD

         23. Provided that the exercise of such rights does not unreasonably interfere with Tenant's occupancy and quiet enjoyment of the Premises, Landlord shall have the following rights:

         a. To make reasonable inspections, repairs, alterations, additions, changes, or improvements, whether structural or otherwise, in and about the Building, or any part thereof; for such purposes, to enter upon the Premises and, during the continuance of any such work, to temporarily close doors, entryways, public space, and corridors in the Building; to interrupt or temporarily suspend Building services and facilities; and to change the arrangement and location of entrances or passageways, doors, and doorways, corridors, elevators, stairs, restrooms, or other public parts of the Building;

         b. To take such reasonable measures as Landlord deems advisable for the security of the Building and its occupants, including without limitation searching all persons entering or leaving the Building; evacuating the Building for cause, suspected cause, or for drill purposes; temporarily denying access to the Building; and closing the Building after normal business hours and on Saturdays, Sundays, and holidays, subject, however, to Tenant's right to enter when the Building is closed after normal business hours under such reasonable regulations as Landlord may prescribe from time to time which may include by way of example, but not of limitation, that persons entering or leaving the Building, whether or not during normal business hours, identify themselves to a security officer by registration or otherwise and that such persons establish their right to enter or leave the Building;

         c. To change the name by which the Building is designated; and

         d. To enter the Premises at all reasonable hours after reasonable prior notice (which notice may be oral or written) to show the Premises to prospective purchasers, lenders, or tenants.

         24. [Intentionally Deleted.]

MISCELLANEOUS

         25. a. Landlord Transfer. Landlord may transfer, in whole or in part, the Building and any of its rights under this Lease. If Landlord assigns its rights under this Lease and the transferee assumes all obligations of Landlord hereunder, then Landlord shall thereby be released from any further obligations hereunder.

         b. Landlord's Liability. The liability of Landlord to Tenant for any default by Landlord under the terms of this Lease shall be limited to Tenant's actual direct, but not consequential, damages therefor and shall be recoverable from the interest of Landlord in the Building and the Land, and Landlord shall not be personally liable for any deficiency. This section shall not be deemed to limit or deny any remedies which Tenant may have in the event of default by Landlord hereunder which do not involve the personal liability of Landlord.

         c. Force Majeure. Other than for Tenant's monetary obligations under this Lease and obligations which can be cured by the payment of money (e.g., maintaining insurance), whenever a period of time is herein prescribed for action to be taken by either party hereto, such party shall not be liable or responsible for, and there shall be excluded from the computation for any such period of time, any delays due to strikes, riots, acts of God, shortages of labor or materials, war, governmental laws, regulations, or restrictions, or any other causes of any kind whatsoever which are beyond the control of such party.

         d. Brokerage. Except for Crawford & Co. and Trammell Crow Dallas/Ft. Worth, Inc., who shall be paid by Landlord pursuant to separate agreements, Landlord and Tenant each warrant to the other that it has not dealt with any broker or agent in connection with the negotiation or execution of this Lease. Tenant and Landlord shall each indemnify the other against all reasonable costs, expenses, attorneys' fees, and other liability for commissions or other compensation claimed by any broker or agent claiming the same by, through, or under the indemnifying party.

         e. Estoppel Certificates. From time to time, Tenant shall furnish to any party designated by Landlord, within ten days after Landlord has made a request therefor, a certificate signed by Tenant confirming and containing such factual certifications and representations as to this Lease as Landlord may reasonably request.

         f. Notices. All notices and other communications given pursuant to this Lease shall be in writing and shall be (i) mailed by first class, United States Mail, postage prepaid, certified, with return receipt requested, and addressed to the parties hereto at the address specified in the Basic Lease Information, (ii) hand delivered to the intended address, or (iii) sent by prepaid telegram, cable, facsimile transmission, or telex followed by a confirmatory letter. Notice sent by certified mail, postage prepaid, shall be effective three business days after being deposited in the United States Mail; all other notices shall be effective upon delivery to the address of the addressee. The parties hereto may change their addresses by giving notice thereof to the other in conformity with this provision.

         g. Separability. If any clause or provision of this Lease is illegal, invalid, or unenforceable under present or future laws, then the remainder of this Lease shall not be affected thereby and in lieu of such clause or provision, there shall be added as a part of this Lease a clause or provision as similar in terms to such illegal, invalid, or unenforceable clause or provision as may be possible and be legal, valid, and enforceable.

         h. Amendments; and Binding Effect. This Lease may not be amended except by instrument in writing signed by Landlord and Tenant. No provision of this Lease shall be deemed to have been waived by Landlord unless such waiver is in writing signed by Landlord, and no custom or practice which may evolve between the parties in the administration of the terms hereof shall waive or diminish the right of Landlord to insist upon the performance by Tenant in strict accordance with the terms hereof. The terms and conditions contained in this Lease shall inure to the benefit of and be binding upon the parties hereto, and upon their respective successors in interest and legal representatives, except as otherwise herein expressly provided. This Lease is for the sole benefit of Landlord and Tenant, and, other than Landlord's Mortgagee, no third party shall be deemed a third party beneficiary hereof.

         i. Quiet Enjoyment. Provided Tenant has performed all of the terms and conditions of this Lease to be performed by Tenant, Tenant shall peaceably and quietly hold and enjoy the Premises for the Term, without hindrance from Landlord or any party claiming by, through, or under Landlord, subject to the terms and conditions of this Lease.

         j. Joint and Several Liability. If there is more than one Tenant, then the obligations hereunder imposed upon Tenant shall be joint and several. If there is a guarantor of Tenant's obligations hereunder, then the obligations hereunder imposed upon Tenant shall be the joint and several obligations of Tenant and such guarantor, and Landlord need not first proceed against Tenant before proceeding against such guarantor nor shall any such guarantor be released from its guaranty for any reason whatsoever.

         k. Captions. The captions contained in this Lease are for convenience of reference only, and do not limit or enlarge the terms and conditions of this Lease.

         l. No Merger. There shall be no merger of the leasehold estate hereby created with the fee estate in the Premises or any part thereof if the same person acquires or holds, directly or indirectly, this Lease or any interest in this Lease and the fee estate in the leasehold Premises or any interest in such fee estate.

         m. No Offer. The submission of this Lease to Tenant shall not be construed as an offer, nor shall Tenant have any rights under this Lease unless Landlord executes a copy of this Lease and delivers it to Tenant.

         n. Tax Protest. Except for taxes set forth in Section 16, Tenant has no right to protest the real estate tax rate assessed against the Project and/or the appraised value of the Project determined by any appraisal review board or other taxing entity with authority to determine tax rates and/or appraised values (each a "Taxing Authority"). Tenant hereby knowingly, voluntarily and intentionally waives and releases any right, whether created by law or otherwise, to (a) file or otherwise protest before any Taxing Authority any such rate or value determination even though Landlord may elect not to file any such protest; (b) receive, or otherwise require Landlord to deliver, a copy of any reappraisal notice received by Landlord from any Taxing Authority; and (c) appeal any order of a Taxing Authority which determines any such protest. The foregoing waiver and release covers and includes any and all rights, remedies and recourse of Tenant, now or at any time hereafter, under Section 41.413 and Section 42.015 of the Texas Tax Code (as currently enacted or hereafter modified) together with any other or further laws, rules or regulations covering the subject matter thereof. Tenant acknowledges and agrees that the foregoing waiver and release was bargained for by Landlord and Landlord would not have agreed to enter into this Lease in the absence of this waiver and release. If, notwithstanding any such waiver and release, Tenant files or otherwise appeals any such protest, then Tenant will be in default under this Lease and, in addition to Landlord's other rights and remedies, Tenant must pay or otherwise reimburse Landlord for all reasonable costs, charges and expenses incurred by, or otherwise asserted against, Landlord as a result of any tax protest or appeal by Tenant, including, reasonable appraisal costs, tax consultant charges and attorneys' fees (collectively, the "Tax Protest Costs"). If, as a result of Tenant's tax protest or appeal, the appraised value for the Project is increased above that previously determined by the Taxing Authority (such increase, the "Value Increase") for the year covered by such tax protest or appeal (such year, the "Protest Year"), then Tenant must pay Landlord, in addition to all Tax Protest Costs, an amount (the "Additional Taxes") equal to the sum of the following: (i) the product of the Value Increase multiplied by the tax rate in effect for the Protest Year; plus (ii) the amount of additional taxes payable during the five (5) year period following the Protest Year, such amount to be calculated based upon the Value Increase multiplied by the tax rate estimated to be in effect for each year during such five (5) year period. Tenant must pay all Additional Taxes - even those in excess of Tenant's proportionate share and which may relate to years beyond the term of this Lease. The Additional Taxes will be conclusively determined by a tax consultant selected by Landlord, without regard to whether and to what extent Landlord may be able in years following the Protest Year to reduce or otherwise eliminate any Value Increase. All Tax Protest Costs and Additional Taxes must be paid by Tenant within five (5) days following written demand by Landlord.

         o. Exhibits. All exhibits and attachments attached hereto are incorporated herein by this reference.

                       Exhibit A - Outline of Premises
                       Exhibit B - Building Rules and Regulations
                       Exhibit C - Operating Expense Escalator
                       Exhibit D - Tenant Finish Work: Allowance
                       Exhibit E - Parking
                       Exhibit F - Extension Option
                       Exhibit G - Tenant's Preferential Right to
                                             Lease
                       Exhibit H - Areas A and B

         p. Entire Agreement. This Lease constitutes the entire agreement between Landlord and Tenant regarding the subject matter hereof and supersedes all oral statements and prior writings relating thereto. Except for those set forth in this Lease, no representations, warranties, or agreements have been made by Landlord or Tenant to the other with respect to this Lease or the obligations of Landlord or Tenant in connection therewith.

SPECIAL PROVISIONS

         26. a. Moving Allowance. Landlord shall pay to Tenant a moving allowance equal to those costs and expenses which are actually incurred by Tenant if such costs and expenses are due and payable to third parties and are necessary to effectuate Tenant's relocation to the Premises; provided, however, that Landlord shall not be obligated to pay an amount in excess of the product of (i) the number of rentable square feet in the Premises multiplied by (ii) $3.00. Such allowance shall be due and payable 30 days after Tenant's delivery to Landlord of the paid invoices evidencing such expense. In the event the moving expenses do not exceed the moving allowance, Tenant may use such excess moving allowance to pay for the costs of constructing the Work (as defined in Exhibit D hereof).

         b. Lobby Improvements. Landlord shall re-paint and re-carpet the elevator lobby on the 36th floor of the Building with matching paint and carpet which Tenant selects with respect to the Premises, provided that Landlord determines, in its sole discretion, that such paint and carpet selected by Tenant is appropriate for a class A office building multi-tenant elevator lobby.

         c. Refurbishment Allowance. Provided there is then no uncured Event of Default, upon the expiration of the seventh year of the Term of the Lease, Landlord shall provide Tenant with a refurbishment allowance (the "Refurbishment Allowance") in an amount equal to the product of $5.00 multiplied by the number of rentable square feet of area then in the Premises, to improve and refurbish the Premises pursuant to plans and specifications approved by Landlord and Tenant and such refurbishment work to be performed by contractors approved by Landlord and Tenant. The Refurbishment Allowance shall not be disbursed to Tenant in cash, but shall be paid by Landlord if, as, and when such costs are actually incurred.

   EXCEPT AS EXPRESLLY SET FORTH TO THE CONTRARY IN THIS LEASE, LANDLORD AND TENANT EXPRESSLY DISCLAIM ANY IMPLIED WARRANTY THAT THE PREMISES ARE SUITABLE FOR TENANT'S INTENDED COMMERCIAL PURPOSE, AND TENANT'S OBLIGATION TO PAY RENT HEREUNDER IS NOT DEPENDENT UPON THE CONDITION OF THE PREMISES OR THE PERFORMANCE BY LANDLORD OF ITS OBLIGATIONS HEREUNDER, AND, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, TENANT SHALL CONTINUE TO PAY THE RENT, WITHOUT ABATEMENT, SETOFF, DEDUCTION, NOTWITHSTANDING ANY BREACH BY LANDLORD OF ITS DUTIES OR OBLIGATIONS HEREUNDER, WHETHER EXPRESS OR IMPLIED.

        DATED as of the date first above written.

LANDLORD:                                           TENANT:
--------                                            ------
THE EQUITABLE-NISSEI DALLAS COMPANY,                FIBREBOARD CORPORATION,
a joint venture                                     a Delaware corporation

By:     The Equitable Life Assurance                By:_________________________
        Society of the United States,               Name:_______________________
        a New York corporation,                     Title:______________________
        its Managing Venturer



        By:___________________________
        Name:_________________________
        Title:________________________

         "Acquisition" shall mean the acquisition described in the Acquisition Agreement.

         "Acquisition Agreement" shall mean the Stock Purchase Agreement, dated September 1, 1998, by and among Parent, Administrator and Vimla Bhooshan, John
B. DeGrazia, Edwin Goldstein, Paul T. Lubar, Calvin D. Neithamer, William P. O'Grady, Robert A. Olshaker, Stanley M. Perl, Michael S. Usher, Alan J. Kronthal, Steven A. Meyers, Victor A. Bracey, and Larry W. Busching, and those certain Asset Purchase Agreements, dated September 1, 1998, by and among Parent, Ormond Imaging Partners, Inc. and (i) Magnetic Resonance Imaging Associates Limited Partnership and Paul T. Lubar, Stanley M. Perl, Michael S. Usher, John B. DeGrazia, Larry W. Busching, Vimla Bhooshan, William P. O'Grady, Robert A. Olshaker, and Calvin D. Neithamer and (ii) Duke Associates Limited Partnership and Paul T. Lubar, Stanley M. Perl, Michael S. Usher, John B. DeGrazia, William P. O'Grady, Calvin D. Neithamer, Vimla Bhooshan, Robert A. Olshaker, Edwin Goldstein, and Larry W. Busching.

         "Acquisition Consideration" shall mean the Parent Common Stock and other consideration furnished pursuant to the Acquisition Agreement by Parent in connection with the Acquisition.

         "Acquisition Effective Date" shall mean the date the Acquisition is effective pursuant to the terms of the Acquisition Agreement.

         "Adjustments" shall mean any adjustments on an accrual basis for uncollectible accounts receivable or discounts and allowances, including but not limited to, Medicare and Medicaid disallowances or other third-party contractual allowances, workers' compensation, employee/dependent health care benefit programs, professional courtesies, and other activities to the extent they do not generate a collectible fee or offset a fee previously recorded.

         "Administrator" shall have the meaning set forth in the first paragraph hereof.

         "Administrator Account" shall have the meaning set forth in Section 3.2(b)(ii).

         "Administrator Expenses" shall mean, as determined pursuant to GAAP applied on a consistent basis, any expenses of Administrator or Parent or any of their Affiliates not incurred specifically for providing services to the Practice including, without limitation: (i) any legal, accounting or other professional expenses incurred by Administrator, Parent or any of their Affiliates including those in connection with the Acquisition, (ii) any expenses pertaining to the coordination of qualified retirement and benefit plans of the Group, Parent, Administrator and their Affiliates incurred by Administrator, Parent or any of their Affiliates in connection with the Acquisition and pertaining to the transfer of Group's employees to Administrator or Parent as a result of the Acquisition; and (iii) all taxes of Administrator, Parent or any Affiliate not incurred on behalf of Practice including, without limitation, income taxes of Administrator, Parent or any Affiliate (but specifically excluding any sales and use taxes related to the Practice which shall be a Practice Expense).

                                                                   EXHIBIT 10.43




                               SUBLEASE AGREEMENT


This Agreement of Sublease ("Sublease"), made as of the 13th day of July, 1998, by and between FIBREBOARD CORPORATION, a Delaware Corporation, One Owens Corning Parkway, Toledo, Ohio (hereinafter referred to as "Sublessor") and AMERICAN PHYSICIAN PARTNERS, INC., a Delaware corporation, 2301 NationsBank Plaza, 901 Main Street, Dallas, Texas 75202-3721 (hereinafter referred to as "Sublessee").

                              W I T N E S S E T H:

WHEREAS, The Equitable - Nissei Dallas Company, a joint venture, as Lessor ("Lessor") and Fibreboard Corporation, as Lessee, entered into that certain lease (the "Lease") dated June 10, 1996 regarding 2200 Ross Avenue, Suite 3600, Dallas, Texas (the "Premises");

WHEREAS, the Lease is attached hereto as Exhibit A hereof and is hereinafter referred to as the "Dominant Lease"; and

WHEREAS, the Lessor and the Lessee entered into that certain First Amendment of Lease dated April 17, 1997, pursuant to which Lessee leased from Lessor an additional 5,321 square feet of rentable area at 2200 Ross Avenue, Suite 3600, Dallas, Texas, and, as a result, the "Subleased Premises," as defined and used herein, includes the additional 5,321 square feet so that the "Subleased Premises" consists of approximately 25,812 square feet of rentable area located on the 36th Floor of 2200 Ross Avenue; and

WHEREAS, Sublessor is desirous of subletting to Sublessee the Subleased
Premises;

NOW, THEREFORE, in consideration of the foregoing premises, the mutual promises hereinafter made and other good and valuable consideration, the parties agree as follows:

1. SUBLEASE OF SUBLEASED PREMISES. Sublessor, in consideration of the sub-rents to be paid and the agreements to be performed by Sublessee, and subject to and upon all of the terms and conditions hereof, does hereby sublease to Sublessee, and Sublessee hereby Subleases from Sublessor, the Subleased Premises. Sublessee shall use the Subleased Premises only as is permitted in Section 9 of the Dominant Lease.

2. TERM. The term of this Sublease ("Term") shall be for a period of one hundred fifty-seven (157) months commencing on August 1, 1998 (the "Commencement Date") and ending August 31, 2011 ("Expiration Date").

3. NET RENT. Sublessee shall pay to Sublessor monthly rent in advance, on the first day of each month during the Term, in accordance with the Rent Schedule attached hereto as Exhibit B. Rent under this Sublease shall be paid without deduction or set-off, except to the extent allowed "Lessee" in the Dominant Lease, in which event there shall be a dollar-for-dollar reduction in the amount of rent payable hereunder during any period of the Term when rent is not payable by Sublessor thereunder. Prior to the Commencement Date, Sublessor shall permit Sublessee without payment of rent to have access (with keys) and to occupy for the purpose of inspecting the Subleased Premises and, at Sublessee's expense and risk, the Subleased Premises (i) to begin work on cabling and other computer-related installation; (ii) to move certain personalty of Sublessee's into the Subleased Premises; and (ii) for storage use and fixturing prior to the Commencement Date. Should the Commencement Date occur on other than the 1st day of a calendar month or should the Expiration Date occur on any day except the last day of a calendar month, the monthly rent for that month shall be prorated based on the number of days Sublessee actually occupies the Subleased premises. Upon Commencement Date, Sublessee shall have the right to fully occupy the entire Subleased Premises consisting of 25,812 rentable square feet; provided, however, Sublessee intends, and shall have the right, to advertise for and subsublease the approximately 5,300 square foot portion of the Subleased Premises which has its own separate entrances and exits (the "5,300 feet"). Any rentals received by Sublessee from the 5,300 Feet from any subsubtenant shall belong solely to Sublessee, notwithstanding anything to the contrary contained in this Sublease or the Dominant Lease.

4.       ADDITIONAL RENTAL.

         A) Sublessee shall also pay to Sublessor monthly as additional rental the amount of electrical costs charged to Sublessor pursuant to Section 4.C. of the Dominant Lease.

         B) Sublessee shall also pay to Sublessor monthly as additional rent all operating expense escalations charged to Sublessor pursuant to Exhibit C of the Dominant Lease.

         C) Notwithstanding anything contained in this Sublease or in the Dominant Lease to the contrary, Sublessee shall not be responsible for the payment of any additional rentals to the Sublessor for the period of September 1, 1998 through November 30, 1999.

5. SECURITY DEPOSIT. On the date of execution of this Sublease by Sublessee, there shall be due and payable by Sublessee to Sublessor a Security Deposit in an amount equal to $79,587.00 to be held by Sublessor for the performance by Sublessee of Sublessee's covenants and obligations under this Sublease and Dominant Lease. Upon the confirmed occurrence of any event of default by Sublessee, Sublessor may, from time to time, without notice or prejudice to any other remedy, use said Security Deposit to the extent necessary to make good any arrears of rent or any other damage, injury, expense or liability caused to Sublessor by such default or misuse. Any remaining balance of Security Deposit shall be returned to Sublessee at the end of the first four (4) years of the Term if there is then no default hereunder, and otherwise upon satisfactory compliance with the terms herein, inspection and acceptance by Sublessor of the vacated Subleased Premises.

6. INCORPORATION AND OBSERVANCE OF DOMINANT LEASE. Sublessee accepts, assumes and agrees to perform and be bound by all the terms, covenants and conditions of the Dominant Lease which obligate the "Lessee" thereunder unless this Sublease expressly provides for terms, covenants or conditions which conflict with those of the "Lessee" under the Dominant Lease; all terms of the Dominant Lease being incorporated herein by reference as though fully set forth herein. Sublessor agrees to exert reasonable efforts to obtain the performance of all the covenants of the "Lessor" pursuant to the provisions of said Dominant Lease. In the event of conflict between the terms of this Sublease and those of the Dominant Lease, as between the Sublessor and Sublessee, the terms of this Sublease Agreement shall control.

7. INSURANCE. Sublessee agrees to keep the Subleased Premises insured with a reputable insurance company pursuant to a Tenants Comprehensive General Liability Insurance policy with a minimum limit of $1,000,000 and All Risk Property policy insuring the contents contained within the Premises. Such policies shall name Sublessor and Lessor as their interests may appear, as additional insureds under the policies and Sublessee shall provide Sublessor with a certificate evidencing such insurance. The policies shall contain an agreement by the insurer that such policies cannot be canceled or materially changed without at least thirty (30) day's prior written notice to Sublessor.

8. DEFAULT. In addition to any default incorporated herein pursuant to Paragraph 6 above, Sublessee shall be in default under this Sublease if (a) Sublessee shall fail to pay, except as otherwise expressly provided herein, when due any monthly rent payment within the time and subject to the conditions applicable to Sublessor under the Dominant Lease; or (b) Sublessee shall fail to perform any of its other obligations under this Sublease after the same should have been performed in accordance with the terms hereof within the time and subject to the conditions applicable to Sublessor under the Dominant Lease.

9. REMEDIES. If Sublessee shall be in default hereunder after having been given notice of the existence of such default but with Sublessee not having cured such default within thirty (30) days after receipt of such notice, in addition to any other remedies that may be available to Sublessor at law or in equity, Sublessor shall have the right to immediately terminate this Sublease by written notice thereof to Sublessee. In such event, Sublessee shall immediately quit and surrender the Subleased Premises upon the date set forth in such notice.

10. INDEMNITY. Sublessee shall indemnify and hold harmless Sublessor and Sublessor's affiliates, and their respective directors, officers, shareholders, employees, representatives and agents, from and against any and all damages, losses, costs, claims, liabilities and expense (including, without limitation, reasonable attorney's fees and disbursements) incurred in connection with or otherwise arising from
         (a) the occupancy and use of the Subleased Premises by Sublessee; and
         (b) the breach or default by Sublessee of any of its obligations or duties hereunder.

11. CONDITION OF SUBLEASED PREMISES AND ALTERATIONS. Sublessor Shall deliver the Subleased Premises to Sublessee clean and free of debris on the Commencement Date. Sublessor has no duty to construct or improve the Subleased Premises and the Sublease Premises shall be taken by Sublessee "As Is".

12.      SURRENDER OF SUBLEASED PREMISES.  Subject to the requirements of
         Section 6 above, at the termination of this Sublease, by lapse of time or otherwise, Sublessee shall deliver up the Subleased Premises to Sublessor in as good condition as existed on the date of possession by Sublessee, ordinary wear and tear only excepted. Upon such termination of this Sublease, Sublessor shall have the right to re-enter and resume possession of the Subleased Premises.

13. ALTERATIONS TO SUBLEASED PREMISES. The Sublessee may, with the prior written consent of the Sublessor and the Lessor, which consent shall not be unreasonably withheld by the Sublessor and subject to the terms of the Dominant Lease, at any time and from time to time during the Term of this Sublease, make such changes and alterations, structural or otherwise, to the Subleased Premises as the Sublessee shall deem necessary or desirable in its sole discretion in connection with the operation of Sublessee's business; provided that:

         A) No change or alteration shall materially weaken, either temporarily or permanently, the structure of the Subleased Premises or, when completed, be of such character as to:

                 i) affect adversely the value of the Subleased Premises in a material manner;
                 ii)  reduce the cubic content of the Building; or
                 iii) reduce the general utility of the Subleased Premises.

         B) Full sets of plans and specifications for any such changes and alterations shall be supplied to the Sublessor and the Lessor.

         C) Any interior or exterior structural alterations to the Subleased Premises which are performed, or caused to be performed, by the Sublessee shall become at once a part of the realty and belong to Lessor. Lessor under the Dominant Lease may, however, at its discretion, require that any such alterations be removed upon surrender of the Subleased Premises by the Sublessee, without expense to Sublessor or to Lessor, and that the Subleased Premises be restored to its condition, as it existed prior to such alteration at Sublessee's sole cost and expense. Sublessee shall own and retain title to all other leasehold improvements, moveable furniture, trade fixtures, furnishings and equipment, including those presently existing in the Subleased Premises (collectively, the "Personalty"), providing Sublessee is not in default under the terms of the Agreements. Sublessee shall be responsible for all personal property taxes with respect to the Personalty from and after the effective date of this Sublease, with such taxes prorated for the 1998 tax year.

         D) Any such alteration or change must be completed in a professional and workmanlike manner, and must be completed in full compliance with all applicable laws, regulations and building codes.

14. HOLDOVER. If this Sublease is terminated for any reason and Sublessee fails or refuses to vacate the Subleased Premises within five (5) days of such termination, Sublessor, in addition to any other remedies available to it, shall be entitled to receive 135% of the rental due during the period in which Sublessee remains on the Subleased Premises in violation of this provision. There are no renewal options granted to Sublessee hereunder or under the Dominant Lease.

15. BROKERS. Only Fischer & Company was instrumental in arranging this Sublease, and Sublessee indemnifies and holds harmless Sublessor and Lessor from any claim for commission by any other broker, and Sublessor is solely responsible for any commission due to Fischer & Company as a result of this Sublease.

16. NOTICES. All notices required or permitted to be given hereunder shall be given in writing and, if not delivered by hand, shall be deposited, either registered or certified, in the United States mail, postage prepaid, and addressed to Sublessor or Sublessee, as the case may be, at its above address.

17. HAZARDOUS MATERIALS. SUBLESSEE SHALL NOT CONDUCT ANY ACTIVITIES ON OR ABOUT THE SUBLEASED PREMISES WHICH RESULT IN THE GENERATION, STORAGE OR RELEASE OF ANY TOXIC, HAZARDOUS OR SIMILAR SUBSTANCES (AS SUCH TERMS MAY BE DEFINED FROM TIME TO TIME BY ANY FEDERAL, STATE OR LOCAL LAW, RULE OR REGULATION). SUBLESSEE SPECIFICALLY AGREES TO INDEMNIFY, DEFEND AND HOLD SUBLESSOR AND LESSOR HARMLESS FROM AND AGAINST ANY AND ALL CLAIMS, DAMAGES, LIABILITIES AND LOSES ARISING AS A RESULT OF SUBLESSEE'S BREACH OF THE FOREGOING PROHIBITION.

18. ASSIGNMENT. Sublessee shall not assign this Sublease nor sublet all or any part of the Subleased Premises without the prior written consent of Sublessor, which consent shall not be unreasonably withheld; provided that, Sublessee may sublet subject to the terms, covenants and conditions of this Sublease all or any part of the 5,300 feet, provided Sublessee remains obligated to Sublessor for the rental and other obligations of Sublessee hereunder respecting the 5,300 Feet. With respect to any proposed subletting, Sublessee shall notify Sublessor in writing at least forty-five (45) days prior to the proposed commencement date of the new tenant's occupancy, and identify the tenant, the nature of the tenant's business and the proposed use of the new tenant's space. Sublessor shall approve or disapprove of the proposed subletting in writing within fifteen (15) days after receipt of Sublessee's notice. However, Sublessor shall have the right, at any time, to assign this Sublease to any other party without the consent of Sublessee.

19. LESSOR'S CONSENT. Sublessor and Sublessee each acknowledge and agree that this Sublease is subject to the Sublessor obtaining the prior written consent of Lessor in accordance with the terms of the Dominant Lease. Such written consent shall be accompanied by the Lessor's acknowledgment that there are no defaults by or offsets against Sublessor under the Dominant Lease. In the event that such consent is not obtained within thirty (30) days following the date hereof, but in any event prior to the Commencement Date, this Sublease shall terminate and neither party shall have any liability to the other hereunder.

20.      SUBLESSOR'S OBLIGATIONS.  Sublessor agrees during the Term to:

         A) Promptly provide Sublessee any notice or other communications respecting the Dominant Lease received by Sublessor from Landlord or any mortgagee of Landlord.

         B) Cooperate with and assist Sublessee to perform Sublessee's obligations under the Dominant Lease in any endeavor, such as in the event of condemnation or casualty proceeds, wherein Sublessor's participation is necessary in Sublessor's name either under the Dominant Lease or by law.

21.      SUBLESSOR'S REPRESENTATIONS.  Sublessor represents that:

         A) Sublessor will pay any amounts to be paid to Landlord under subparagraph 10.a. of the Dominant Lease.

         B) Sublessor will indemnify Sublessee for damages resulting from Sublessor's default under the Dominant Lease through no fault of Sublessee, including but not limited to, Sublessor's acts or omissions of the type specified in subparagraph 11.c. of the Dominant Lease.

         C) This Sublease does not violate the terms of any mortgage encumbering the Premises, those of any agreement between Sublessor and any mortgagee of Landlord, nor those of any other agreement with any other creditor of Sublessor's holding a lien against or a security interest in the Premises.

         D) All payments due and owing under the Dominant Lease have been made, and Sublessor is not in default thereunder.

         E) It will provide Sublessee by the Commencement Date an estoppel letter from Lessor, specifying the address for monthly rent due hereunder, approving this Sublease, and acknowledging that so long as Sublessee is not in default hereunder, a default under the Dominant Lease by Sublessor will not result in the termination of Sublessee's tenancy so long as Sublessee attorns to Lessor under the terms hereof.

         F) The Subleased Premises comply with the Americans With Disabilities Act.

22. SUBLESSEE'S RIGHT TO TERMINATE. Sublessee shall have the same rights to terminate this Sublease as Sublessor would have under the Dominant Lease for Landlord's acts or omissions as are specified in the Dominant Lease or as otherwise provided to Sublessor by Law.

23. REFURBISHMENT AND CONSTRUCTION ALLOWANCE. On the seventh (7th) anniversary of the Commencement Date of the Dominant Lease, Sublessor shall pay to Sublessee a lump sum of $102,455.00 in cash as an allowance to refurbish the Subleased Premises, as such sum becomes available to Sublessor under the Dominant Lease and any amendments thereto. In addition, from and after the Commencement Date of this Sublease, Sublessor shall make available the sum of $53,210 to Sublease as a construction allowance to be disbursed to Sublessee from time to time during the Term of this Sublease (if not utilized within the first six months after the Commencement Date by Sublessee) for Sublessee's improvements to the Subleased Premises.


                 [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the parties hereto have hereunto set their hands and seals the day and year first above written.



SUBLESSOR:                        FIBREBOARD CORPORATION



                                  By:
                                     ------------------------------------------

                                  Title:
                                        ---------------------------------------

                                  Date:
                                       ----------------------------------------



SUBLESSEE:                        AMERICAN PHYSICIAN PARTNERS, INC.




                                  By:
                                     ------------------------------------------

                                  Title:
                                        ---------------------------------------

                                  Date:
                                       ----------------------------------------



LESSOR:                           The EQUITABLE-NISSEI DALLAS COMPANY, a
                                  joint venture



                                  By:
                                     ------------------------------------------

                                  Title:
                                        ---------------------------------------

                                  Date:
                                       ----------------------------------------

         "Affiliate" with respect to any person shall mean a person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such person. Neither Administrator nor the Group is deemed to be an Affiliate of the other.

         "Agreement" shall mean this Service Agreement, as amended from time to time.

         "Allocable Expenses" shall mean those Practice Expenses which are attributable in part to both Technical Expenses and Professional Expenses, and which shall be allocated as provided in Exhibit 1.1 attached hereto.

         "APPM Group" shall mean Administrator, Parent and their Affiliates and all professional associations or corporations or other entities to which Administrator, Parent, or their Affiliates provide management services.

         "Code" shall mean the Internal Revenue Code of 1986, as amended.

         "Confidential and Proprietary Information" shall have the meaning set forth in Section 6.1(d).

         "Deposit Account" shall mean the bank account established for the Group to deposit any and all payments intended for the payment of global fees, professional fees and technical fees related to the Practice.

         "ERISA" shall have the meaning set forth in Section 4.9.

         "Excluded Practice Expenses" shall mean, as determined pursuant to GAAP applied on a consistent basis: (i) any salaries, benefits, payroll taxes, or other distributions made to Group Physician Stockholders, Physician Employees and Physician Extender Employees; (ii) any federal, state or other income taxes applicable to the Group; (iii) all professional related expenses of the physicians, including but not limited to, professional meetings, seminars, dues and subscriptions other than such seminars or meetings that Administrator or Parent requests that any Physician Employees or Physician Extender Employees attend; (iv) all costs and expenses associated with the performance of professional services to or for the benefit of the Group by legal, accounting, investment, financial or other advisors specifically retained by the Group including, without limitation, all such costs and expenses incurred by the Group in connection with the Acquisition; and (v) such other professional expenses incurred by the Practice which are not Practice Expenses or Administrator Expenses.

         "Fair Market Value" shall mean as to any asset, the fair market value of such asset as mutually determined by an Independent Financial Expert selected by Administrator and an Independent Financial Expert selected by the Group, provided further that in the event that the Independent Financial Experts selected by Administrator and the Group cannot agree on the Fair Market Value within ninety (90) days prior to the Purchase Closing then the two (2) Independent Financial Experts shall mutually select a third Independent Financial Expert to determine the Fair Market Value which determination shall be binding on the parties hereto. Each such Independent

Financial Expert may use any customary and generally accepted method of determining fair market values, and shall take into account the effect of any liabilities, liens, claims or encumbrances that may reasonably be expected to have an effect on the Fair Market Value. The cost of any Independent Financial Experts retained by any person hereunder shall be paid one-half by Administrator and one-half by the Group.

         "Full-time Physician Employee" shall mean any Physician Employee who would be eligible to participate in any qualified employee benefit plan of the Group.

         "GAAP" shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board and Securities and Exchange Commission or their respective successors.

         "Group" shall have the meaning set forth in the first paragraph hereof.

         "Group Account" shall mean the bank account established by the Group solely for the benefit of the Group and into which Administrator shall deposit the residual amounts to which the Group is entitled following the application of the priority of payments set forth in Section 7.6 below.

         "Group Physician Stockholders" shall mean those Physician Employees and Physician Extender Employees who own an interest, directly or indirectly, in the equity capital of the Group.

         "HCFA" shall mean the Health Care Financing Administration or any successor.

         "Independent Financial Expert" shall mean any nationally-recognized accounting or investment banking firm regularly engaged in the business of evaluating assets of medical practices and associated businesses which (i) does not (and whose directors, officers, employees, Affiliates or stockholders do not) have a material direct or indirect financial interest in Administrator, Parent or any of their Affiliates or in the Group or any of its Affiliates,
(ii) has not been, and at the time it is called upon to give independent financial advice to the parties hereto is not (and none of whose directors, officers, employees, Affiliates or stockholders is) a promoter, director or officer of Administrator, Parent or any of their Affiliates or of the Group or any of their Affiliates, and (iii) has not been retained to render advice, service or an opinion to Administrator, Parent or the Group or any of their Affiliates within the past five-year period except as an Independent Financial Expert for purposes of this Agreement. Notwithstanding the preceding, prior retention of any accounting or investment banking firm by Administrator, Parent or the Group or any of its Affiliates shall not disqualify such firm from serving as an Independent Financial Expert pursuant to this Agreement; provided, that (i) such firm was retained solely to evaluate the fair market value of assets of other medical practices and (ii) the individuals providing services to Independent Financial Expert are not the same as those previously rendering services and such firm establishes appropriate procedures to prevent disclosure of any confidential information. Any individual performing services on behalf of an Independent Financial Expert shall have at least five (5) years of experience in evaluating the fair market value of assets of medical practices and associated businesses.

         "IRS" shall mean the Internal Revenue Service.

         "Joint Planning Board" shall mean the joint board described in, and established pursuant to, Section 5.1.

         "Managed Care Contracts" shall have the meaning set forth in Section
3.7.

         "Managed Care Payors" shall have the meaning set forth in Section 3.7.

         "Parent" shall have the meaning set forth in the first paragraph hereof.

         "Parent Common Stock" shall mean the common stock, $0.0001 par value per share, of Parent.

         "Payment Date" shall have the meaning set forth in Section 7.2.

         "Personal Property" shall have the meaning set forth in Section
3.3(b).

         "Physician Employee Employment Agreements" shall mean the employment agreements entered into between the Group and each Physician Employee.

         "Physician Employees" shall mean those individuals who are physicians employed by the Group, or by shareholders, members or partners of the Group, or who are otherwise under contract or associated with the Group from time to time to provide professional medical services to patients of the Practice.

         "Physician Extender Employees" shall mean those individuals who are employed by or otherwise under contract or associated with the Practice from time to time such as advanced practice nurses (APNs), physician assistants
(PAs), or any other position that generates a professional charge.

         "Practice" shall mean all business operations conducted by or attributable to the Group and shall include, without limitation, (i) the Technical Operations and (ii) the Professional Operations.

         "Practice Expenses" shall mean, as determined pursuant to GAAP applied on a consistent basis, all operating and non-operating expenses of the Group, Administrator and/or Parent or their Affiliates (including, without limitation, Allocable Expenses)(for purposes of this paragraph, Affiliates shall exclude entities not under the common ownership or control of Parent), on an accrual basis and without mark-up, incurred in connection with the management, administration or operation of the Professional Operations and the Technical Operations. Provided, however, that, notwithstanding anything contained herein to the contrary, (i) Administrator Expenses and Excluded Practice Expenses shall not be included in Practice Expenses, and (ii) only expenses incurred by Administrator and/or Parent with respect to the provision of non-medical business services relating to the operation of the Practice shall be deemed Practice Expenses.

         "Practice Related Liabilities" shall have the meaning set forth in
Section 10.6(b).

         "Practice Site(s)" shall mean any facilities, including satellite locations at which the Group provides care to patients.

         "Premises" shall mean the premises provided to the Practice pursuant to Section 3.3(a).

         "Professional Expenses" shall mean all operating and non-operating Practice Expenses, determined on an accrual basis and without mark-up, incurred by Administrator and/or Parent or their Affiliates (for purposes of this paragraph, Affiliates shall exclude entities not under the common ownership or control of Parent) to the extent incurred in connection with the Professional Operations including, without limitation: (i) salaries, benefits and other direct costs of employees of Administrator who perform services for the Professional Operations; (ii) direct costs of all employees of Administrator engaged to provide services to improve performance of the Professional Operations, provided such costs are approved in advance by the Joint Planning Board; (iii) leases for assets utilized for the benefit of the Professional Operations; (iv) personal and property taxes assessed against Administrator's assets utilized for the benefit of Professional Operations; (v) interest on indebtedness assumed by Administrator as a result of the Acquisition, or incurred by Administrator to finance or refinance such indebtedness, and/or in connection with making advances and capital available to the Practice, in each case, for the benefit of the Professional Operations; (vi) any provider tax assessed against the Professional Operations and any sales and use tax related to the Professional Operations; (vii) direct expenses of requisite and obligatory professional licensing and insurance costs related to the Professional Operations; (viii) any amortization of any intangible asset set forth on Parent's, Administrator's or their applicable Affiliates' financial statements (as applicable) used in connection with the Professional Operations, excluding any amortization associated with the Acquisition; (ix) any depreciation of assets to the extent used in connection with the Professional Operations; and (x) other reasonable expenses incurred by Administrator in providing services for the direct benefit of the Professional Operations; provided, however, that Administrator Expenses, Excluded Practice Expenses and Technical Expenses shall not be included in Professional Expenses.

         "Professional Operations" shall mean all business and operations conducted by the Group including, without limitation, the provision of professional medical services to patients by Physician Employees and Physician Extender Employees at any Practice Site, but specifically excluding Technical Operations.

         "Professional Revenues" for any month shall mean all fees and income of the Practice, as determined pursuant to GAAP applied on a consistent basis, recorded each month (net of Adjustments) by or on behalf of the Practice, generated by the Professional Operations including, but not limited to, any fees generated by Physician Employees and Physician Extender Employees in their professional capacity such as medical director fees, consulting fees, and fees for expert testimony, but excluding any income derived by any such Physician Employee from any outside medical activity or related source not required to be assigned to the Group or the Practice as described in Section 6.2 hereof. Global-fee Practice revenues shall be allocated between Professional Revenues and Technical Revenues based upon the RVUs. To the extent RVUs or similar measures are no longer established by HCFA, global-fee Practice revenues shall be allocated between Professional Revenues and Technical Revenues based upon the last available RVU allocation percentages on a modality-by- modality basis.

         "Purchase Assets" shall have the meaning set forth in Section 10.6(a).

         "Purchase Closing" shall have the meaning set forth in Section 10.7.

         "Purchase Price" shall have the meaning set forth in Section 10.6(c).

         "Restrictive Covenants" shall have the meaning set forth in Section
6.2.

         "RVUs" shall mean the relative value units in effect from time to time as established by HCFA.

         "Security Agreement" shall have the meaning set forth in Section 7.4.

         "Stockholder Employment Agreements" shall mean the employment agreements entered into between the Group and each Group Physician Stockholder.

         "Tax Returns" shall include all federal, state, local, franchise, property and other tax returns.

         "Technical Employees" shall mean those persons who are employed or otherwise under contract as employees of the Technical Operations from time to time including, without limitation, technologists who provide services in the diagnostic or therapeutic areas of the Practice.

         "Technical Expenses" shall mean all operating and non-operating expenses, determined on an accrual basis and without mark-up, incurred by Administrator and/or Parent or their Affiliates (for purposes of this paragraph, Affiliates shall exclude entities not under the common ownership or control of Parent) to the extent incurred in connection with the Technical Operations including, without limitation: (i) salaries, benefits and other direct costs of employees of Administrator who perform services for the Technical Operations, and all salaries and benefits of Technical Employees;
(ii) direct costs of all employees of Administrator engaged to provide services to improve performance of the Technical Operations, provided such costs are approved in advance by the Joint Planning Board; (iii) leases for assets utilized for the benefit of the Technical Operations; (iv) personal and property taxes assessed against Administrator's assets utilized for the benefit of the Technical Operations; (v) interest on indebtedness incurred by Administrator in connection with making advances and capital available to the Technical Operations; (vi) any provider tax assessed against the Technical Operations and any sales and use tax related to the Technical Operations; (vii) direct expenses of requisite and obligatory licensing and insurance costs related to the Technical Operations; (viii) any amortization of any intangible asset set forth on Parent's, Administrator's or their applicable Affiliates' financial statements (as applicable) to the extent used in connection with the Technical Operations, excluding any amortization associated with the Acquisition; (ix) any depreciation of assets to the extent used in connection with the Technical Operations; and (x) other reasonable expenses incurred by Administrator in providing services for the direct benefit of the Technical Operations; provided, however, that Administrator Expenses, Professional Expenses and Excluded Practice Expenses shall not be included in Technical Expenses.

         "Technical Operations" shall mean outpatient imaging centers and/or radiation oncology centers, hospital radiology departments, mobile imaging services or any other operations utilizing facilities or equipment owned or managed by Administrator, Parent or any of their Affiliates, or in which Administrator, Parent or any of their Affiliates hold or own an ownership or equity interest in, and which generate Technical Revenues.

         "Technical Revenues" shall mean all fees and income of the Practice, as determined pursuant to GAAP applied on a consistent basis, that are recorded each month (net of Adjustments) by or on behalf of the Practice, for the use of Administrator's facilities and equipment, net of any Professional Revenues. Global-fee Practice revenues shall be allocated between Professional Revenues and Technical Revenues based upon RVUs. To the extent RVUs or similar measures are no longer established by HCFA, global-fee Practice revenues shall be allocated between Professional Revenues and Technical Revenues based upon the last available RVU allocation percentages on a modality-by-modality basis.

         "Termination Date" shall have the meaning set forth in Section 10.5.

         "Termination Notice" shall have the meaning set forth in Section
10.5(a).

                                   ARTICLE II

                          Relationship of the Parties

         Section 2.1 Independent Contractors. The Group and Administrator/Parent are, and intend to act and perform as, independent contractors, and the provisions hereof are not intended to create any partnership, joint venture, agency or employment relationship between the parties. The Group shall retain the exclusive authority to direct the medical, professional, and ethical aspects of its medical practice. Neither Parent nor Administrator shall exercise control or direction over the medical methods, procedures or decisions or interfere with the physician-patient relationships of the Group, which shall be maintained strictly between the Group, Physician Employees and/or Physician Extender Employees and their patients.

         Section 2.2 Practice of Medicine. Neither Administrator nor Parent is authorized or qualified to engage in any activity which may be construed or deemed to constitute the practice of medicine and nothing herein shall be construed as the practice of medicine by Administrator or Parent. To the extent any act or service required of Administrator is construed or deemed to constitute the practice of medicine, Administrator is released from any obligation to provide, and the Group shall be deemed not to have requested Administrator to provide, such act or service without otherwise affecting the other terms of this Agreement.

         Section 2.3 No Payment or Other Compensation for Referrals. The benefits to the Group hereunder do not require, are not payment or compensation in cash or in kind for, and are not in any way contingent upon the admission, referral or any other arrangement for the provision of any item or service offered by Administrator, Parent or any of its Affiliates to any of the Group's patients in any facility controlled, managed or operated by Administrator.

         Section 2.4 Group's Internal Matters. The Group shall be solely responsible for matters involving its corporate governance, employees and similar internal matters, including, but not limited to, preparation and contents of such reports to regulatory authorities governing the Professional Operations that the Group is required by law to provide, and distribution of salaries, benefits and professional fee income among the Group Physician Stockholders, Physician Employees and Physician Extender Employees. Administrator shall assist the Group, where necessary and appropriate, by providing the information and data to be included in such reports.

                                  ARTICLE III

                    Services to be Provided by Administrator

         Section 3.1 General. Administrator shall provide or arrange for the services set forth in this Article III, and the reasonable costs, fees, expenses and other disbursements incurred by Administrator or Parent in connection therewith shall be included in Practice Expenses, except to the extent such costs, fees or expenses are expressly included in Excluded Practice Expenses or Administrator Expenses. Administrator is authorized to perform its services hereunder as is necessary or appropriate for the efficient operation of the Practice, including, without limitation, performance of some of the business office functions at locations other than the Practice. Except to the extent necessary to comply with applicable laws, regulations or professional ethical standards, the Group will not act in a manner which would prevent Administrator from performing its duties hereunder and will provide such information and assistance to Administrator as is reasonably required by Administrator to perform its services hereunder. Administrator shall cause its employees to comply with all applicable federal, state and local laws, rules and regulations in Administrator's provision of services hereunder.

         Section 3.2      General Administrative Services.

                 (a) Exclusive Management Services; Scope of Services. During the term of this Agreement, the Group hereby engages Administrator to serve as its exclusive manager and administrator of non-medical business services relating to the operation of the Practice, subject to matters reserved for the Group or referred to the Joint Planning Board as herein contemplated, and Administrator shall have all necessary authority and hereby agrees to perform such services. The Group agrees that the purpose and intent of this Agreement is to relieve the Group to the maximum extent possible of the administrative, accounting, purchasing, non-physician personnel and other non-medical business aspects of the Practice. Administrator agrees that the Group, Physician Employees and Physician Extender Employees, and only the Group, Physician Employees and Physician Extender Employees, will perform the professional medical functions of the Practice. Administrator shall have no authority, directly or indirectly, to perform, and shall not perform, any professional medical function. Administrator may, however, advise the Group as to the relationship between the Group's performance of professional medical functions and the overall administrative and business functions of the Practice to the extent permitted by applicable law.

                 (b)      Billing and Collection.

                          (i) Administrator shall, in the name of and on behalf of the Group, bill patients, insurance companies, Managed Care Payors, and other third-party payors and collect all fees for services rendered in connection with the Practice at the Premises or any Practice Site(s) (including all fees generated by both the Technical Operations and the Professional Operations), for services performed outside the Practice for its hospitalized patients, and for all other professional and Practice services. The Group hereby appoints Administrator for the term of this Agreement to be its true and lawful attorney-in-fact, for the following purposes:

                                  (A)      to timely bill patients, insurance
                 companies, Managed Care Payors, and other third-party payors in the Group's name and on its behalf;

                                  (B)      to collect accounts receivable
                 resulting from such billing not otherwise purchased by Administrator (as provided for in Section 3.2(e) hereof) in the Group's name and on its behalf, and to deposit such collections in the Deposit Account;

                                  (C) to receive payments on behalf of the Group from insurance companies, prepayments received from health care plans, Medicare, Medicaid, Managed Care Payors and all other third-party payors, and to deposit such payments in the Deposit Account;

                                  (D) to ensure the collection and receipt in Administrator's name and for Administrator's account of all accounts receivable of the Practice purchased by Administrator, and to deposit such collections in the Administrator Account;

                                  (E) to take possession of and endorse in the name of the Group and deposit into the Deposit Account (and/or in the name of an individual physician, such payment intended for purpose of payment of professional fees related to the Practice) any notes, checks, money orders, insurance payments and other instruments received in payment of accounts receivable of the Group not otherwise purchased by Administrator; and

                                  (F) upon the prior consent of the Group, which consent shall not be unreasonably withheld or delayed, to initiate the institution of legal proceedings in the name of the Group or a Physician Employee to collect any accounts and monies owed to the Group or the Physician Employee, to enforce the rights of the Group or the Physician Employee, as the case may be, as creditor under any contract or in connection with the rendering of any service, and to contest adjustments and denials by governmental agencies (or their fiscal intermediaries) as third-party payors.

                          In performing the foregoing billing practices, Administrator shall implement, or cause to be implemented, and maintain, or cause to be maintained, a comprehensive billing compliance program to ensure that billing codes and other matters relating to billing for and on behalf of the Practice, including for and on behalf of the Group, are accurate, consistent with applicable standards in the industry and handled by trained personnel who are subject to periodic review and appropriate supervision. The Group agrees to participate in and comply with any programs established by Administrator or Parent to ensure that billing codes and other matters relating to billing for and on behalf of the Practice are accurate and consistent with applicable standards in the industry.

                          (ii) The Group hereby appoints Administrator as its true and lawful attorney-in-fact to deposit into the Deposit Account all Professional Revenues and Technical Revenues collected by Administrator as provided for in this Section 3.2(b). The Group covenants, and shall cause all Physician Employees and Physician Extender Employees to covenant, to forward any payments received with respect to any Professional Revenues or Technical Revenues generated for services provided by the Group or any of its Physician Employees and Physician Extender Employees to Administrator for deposit. Administrator shall have the right to withdraw funds from the Deposit Account and all owners of the Deposit Account shall execute a revocable standing transfer order (the "Transfer Order") under which the bank maintaining the Deposit Account shall periodically transfer the entire balance of the Deposit Account to a separate bank account owned solely by Administrator (the "Administrator Account"). The Group and Administrator hereby agree to execute from time to time such documents and instructions as shall be required by the bank maintaining the Deposit Account and mutually agreed upon to effectuate the foregoing provisions and to extend or amend such documents and instructions. Any action by the Group that materially interferes with the operation of this Section, including but not limited to, any failure to deposit or to have Administrator deposit any Professional Revenues and/or Technical Revenues into the Deposit Account, any withdrawal of any funds from the Deposit Account not authorized by the express terms of this Agreement or any other written agreement executed by each of the parties, or any revocation of or attempt to revoke the Transfer Order (otherwise than upon expiration or termination of this Agreement), will constitute a breach of this Agreement and will entitle Administrator, in addition to any other remedies it may have at law or in equity, to seek a court ordered assignment of the rights provided to Administrator pursuant to subparagraph (i) above.

                          (iii) All monies shall be accounted for by Administrator as being distinctly attributable to the Group. The Group may perform the functions or exercise the rights set forth in this Section 3.2(b) only with the prior written consent of Administrator. The Group shall execute such documents in form and substance as approved by Administrator and its legal counsel to permit Administrator to exercise the rights and powers granted to Administrator pursuant to this Section 3.2(b). The Group shall cooperate with, and at the request of Administrator shall provide reasonable assistance to, Administrator with the functions set forth herein. In the performance of the services described in this Section 3.2(b), Administrator shall use commercially reasonable efforts to collect such professional fees and shall comply with all applicable Managed Care Contracts and all applicable laws, rules and regulations.

                          (iv) In the event the Group reasonably determines that its funds have been mishandled by Administrator, and Administrator and Parent have been unable to explain any discrepancy to the reasonable satisfaction of the Group within ten (10) business days of receipt of written notice by the Group indicating the specific discrepancy, the Joint Planning Board shall appoint an independent accountant or other entity to manage the business and financial records of the Group and the Practice, including, in particular, collections and receivables, until the conclusion of an investigation by, or on behalf of, the Joint Planning Board, but not more than twenty (20) days after the initial notice.

                 (c) Accounting. Administrator shall administer and maintain the operation of an appropriate accounting system with respect to the operation of the Practice, and Administrator shall perform all bookkeeping and accounting services necessary or appropriate for the efficient operation of the Practice, including the maintenance, custody and supervision of business records, ledgers and reports; the establishment, administration and implementation of accounting procedures, controls and systems; and implementation and management of computer-based management information systems. The Group and its authorized representatives shall have the right to review all financial books and records maintained by Administrator relating to the operation of the Practice and to the cash management transfer and uses contemplated by Section 3.2(d) hereof. Such information shall be provided by Administrator to the Group in any media reasonably requested upon reimbursement of Administrator's actual cost.

                 (d) Cash Management. Administrator shall manage the cash and cash equivalents of the Group, and Administrator shall be entitled (and is hereby authorized) to transfer such cash to the Administrator Account and to use such cash only for purposes consistent with the terms and provisions of this Agreement.

                 (e) Purchase of Accounts Receivable and Right of Offset. Effective each business day of the month and subject to applicable law, Administrator shall purchase all accounts receivable of the Group arising during the day or days just ended and shall make payment to Group therefor or offset, without further notice or authorization, sums owed Administrator by Group as the parties have agreed herein. The purchase price shall be an amount equal to the aggregate face amount of the accounts receivable being sold less "Adjustments" and estimated allowances for bad debt as determined from time to time based on recent historical collection experience of one year or less. Administrator shall make appropriate adjustments for bad debt and contractual allowances following the close of each fiscal quarter of the Administrator.

                 (f) Obligations of Administrator. Administrator shall supply to the Group all ordinary, necessary or appropriate services for the timely and efficient operation of the Practice, including without limitation, billing and collection, clerical, accounting, purchasing, payroll, legal, bookkeeping and computer services, information management, preparation of Tax Returns, printing, postage and duplication services and medical transcribing services; provided, however, that the Group may elect to prepare its own Tax Returns, in which case, the cost of preparing such Tax

Returns in excess of $2,500 (or such greater amount as quoted by Administrator's independent accounting firm) per annum shall be included in Excluded Practice Expenses. Administrator shall prepare monthly unaudited accrual or cash-basis (as designated by the Group) financial statements for the Group containing a balance sheet, income statement and monthly operational reports which detail payments, charges and accounts receivable statistics, monthly reconciliation reports on cash management and any other financial reports reasonably requested by a member of the Joint Planning Board designated by the Group, which shall be delivered to the Group as soon as practicable, but no later than thirty (30) days after the end of each calendar month. The Group may elect to have an audit conducted with respect to such financial statements by an accounting firm selected by Group in its sole discretion, in which case the cost of such audit, including the Administrator's actual costs, shall be included in Excluded Practice Expenses.

                 (g)      Records and Files.

                          (i) Administrator's Business and Financial Records. At all times during and after the term of this Agreement, including any extensions or renewals hereof, all business records, including but not limited to, business agreements, books of account, personnel records, general administrative records and all information generated under or contained in the management information system pertaining to Administrator's obligations hereunder, and other business information of Administrator of any kind or nature, except for the "Group's Records" (as defined in subparagraph (ii) below), shall be and remain the sole property of Administrator; provided that during and after termination of this Agreement, the Group shall be entitled to reasonable access to such records and information, including the right to obtain copies thereof in any media reasonably requested by the Group, for any purpose related to patient care or the defense of any claim relating to patient care or the business of Administrator or the Group or to the relationships of the parties hereto, and the Administrator agrees to safeguard such records for such period as may be required by applicable federal or state law following termination of this Agreement, but in no event less than six
         (6) years or such longer period as determined by the Joint Planning Board.

                          (ii) The Group's Records. At all times during and after the term of this Agreement, the business agreements, financial, operational, corporate and personnel records and information relating exclusively to the internal business and activities of the Group and patient medical records and charts (hereinafter referred to as the "Group's Records") shall be and remain the sole property of the Group. At all times during and after the term of this Agreement, Administrator shall provide storage space and related management services in connection with patient medical records, as a Practice Expense, including, storage of such records on- and off-site for such periods of time as determined by the Joint Planning Board. Administrator hereby agrees to preserve the confidentiality of such patient medical records and to use the information in such records only for the limited purposes necessary to perform management services and, within the limits of its responsibilities hereunder, to ensure that provision is made for appropriate care for patients of the Practice.

                          (iii) Access to Records. At all times during and after the term of this Agreement, each party and its authorized agents shall be entitled, upon written request and with reasonable advance notice, to obtain access (within not more than 30 days following receipt of such notice by the other party or parties) to all records of the other party directly related to the performance of such party's obligations pursuant to this Agreement; provided, however, that such right shall not allow for access to patient, medical and other records that must be kept confidential as required by law. Either party, at its expense, shall have the right to make copies in any media of any records to which it has access pursuant to this subparagraph (iii).

                          (iv) Compliance with Law. The management of all files and records by Administrator and the Group shall comply with all applicable federal, state and local statutes and regulations.

                 (h) Collections. Subject to the consent requirement contained in Section 3.2(b)(i)(F), Administrator shall take such action as is reasonably or lawfully necessary in the name of and on behalf of the Group to collect fees and pay in a timely manner on behalf of Group all Practice Expenses, except as otherwise agreed between Administrator and the Group.

         Section 3.3      Facilities.

                 (a) Premises. Administrator shall make available to the Group the Premises that are described in Exhibit 3.3(a) attached hereto and such other improvements made by Administrator or Parent for the use of the Group hereunder. The Premises shall be subject to such expansion or reduction as reviewed and approved by the Joint Planning Board. Administrator shall obtain for the Group all utilities reasonably required in connection with the use of the Premises and shall provide for the proper cleanliness of the Premises, including normal janitorial and maintenance services and refuse disposal, including medical waste. Administrator shall maintain the Premises in good condition and make or cause to be made all necessary repairs thereto.

                 (b) Personal Property. Administrator shall provide the Group with the use of the equipment, furniture, fixtures, furnishings and other personal property acquired in the Acquisition or any replacements thereto, together with such other equipment, furniture, fixtures, furnishings and other personal property necessary or appropriate or reasonably requested by the Group for the efficient operation of the Practice acquired by Administrator or Parent (subject to review and approval of the Joint Planning Board) for the use of the Group pursuant to the terms hereof (collectively, the "Personal Property"), in a manner consistent with community standards in the greater Washington metropolitan area. Administrator shall maintain the Personal Property in good condition and make or cause to be made all necessary repairs thereto.

                 (c) Expenses. All costs, fees, expenses and other disbursements incurred by Administrator, Parent or their Affiliates in connection with the Premises and the Personal Property, including, without limitation, all reasonably necessary costs of repairs, maintenance and improvements, utility expenses (i.e., telephone, electric, gas and water), janitorial services, refuse disposal, real or personal property lease cost payments and expenses, interest, refinancing expenses, depreciation, loss on disposition of assets, taxes and casualty, liability and other insurance, shall be included in Practice Expenses. To the extent the Premises or Personal Property are used in connection with the Professional Operations, the costs and expenses associated with such usage shall be allocated between Professional Expenses and Technical Expenses as approved by the Joint Planning Board.

                 (d) Disposition. Subject to provisions contained in existing agreements to which Administrator or Parent is or becomes a party and, where necessary and appropriate for the efficient operation of the Practice, nothing herein shall be construed as precluding Administrator or Parent from selling, leasing or otherwise disposing of all or any part of the Premises, Personal Property, real property, improvements, trade names, trademarks and other intangible property; provided, however, any such sale, lease or disposition shall be subject to the prior review and approval of the Joint Planning Board.

                 (e) No Warranties or Representations. The Group acknowledges that Administrator makes no warranties or representations, express or implied, as to the fitness, suitability or adequacy of the Premises or the Personal Property, or any other property furnished under this Agreement, for the conduct of a medical practice or for any other particular purpose.

         Section 3.4      Acquisition and Assistance.

                 (a) Employment of Physicians. Subject to consultation with (but not approval of) the Joint Planning Board, in the event a decision is made by the Group to employ additional physicians, if requested by the Group, Administrator will assist the Group in the identification and selection of physicians or physician groups or practices that may be beneficial in the operation of the Practice. Subject to consultation with (but not approval of) the Joint Planning Board, in the event that a decision is made by the Group to pursue the employment of selected physicians, if requested by the Group, Administrator will provide recruiting, consulting, negotiating and other advisory services in connection with such transaction. Notwithstanding the preceding, as set forth in and subject to the provisions of Section 4.1 hereof, the Group shall have complete control of and responsibility for the hiring of all Physician Employees and Physician Extender Employees.

                 (b) Acquisitions. In the event that the Group contemplates acquiring or affiliating with a physician group, practice or other entity, and such acquisition or affiliation involves the use or expenditure of Administrator's and/or Parent's cash or other resources including the assumption of any Practice Expenses or liabilities incurred or reasonably expected to be incurred as a result of such an acquisition or affiliation including, without limitation, capital and personnel (collectively, the "Resources"), then the Group shall first consult with the Joint Planning Board and Administrator. Any decision to make such affiliation or acquisition shall be subject to prior approval of Administrator. Administrator's decision shall be made following a satisfactory review of the physician group, practice or other entity to be acquired or affiliated with and the terms and provisions of the proposed affiliation or acquisition, and in any event, within 30 days following notification of the proposed transaction and receipt of all necessary information related thereto. If such contemplated acquisition or affiliation does not involve the use or expenditure of any of Administrator's and/or Parent's Resources, then such decision shall be in the sole discretion of the Group. Notwithstanding any provision contained herein to the contrary, any person or entity with which the Group affiliates or acquires shall be subject to the terms and conditions of this Agreement. If a decision is made to proceed with any affiliation or acquisition of a physician group or practice, the Group may seek from Administrator, and if so, Administrator shall provide the Group with, consulting, negotiation and other services including without limitation, legal, accounting and other professional advisory services in connection with such affiliation or acquisition, provided, however, that if the Group does not utilize the Resources, the transaction costs including legal, accounting or other advisory services of such affiliation or acquisition shall be the sole responsibility of the Group.

         Section 3.5      Financial Planning and Budgeting.

                 (a) Budgeting. Administrator shall collaborate with the Group and the Joint Planning Board in the preparation of all annual capital and operating budgets. These annual budgets shall be subject to the review, amendment and approval or disapproval of the Joint Planning Board. For purposes of developing the initial annual operating budget, the Administrator shall take into account the categories of expenses determined by Joint Planning Board. The projected annual operating budget for each subsequent year shall be subject to the approval of the Joint Planning Board and shall reflect the Group's anticipated staffing requirements for the next fiscal year, as well as other anticipated expenses of the Practice. For this purpose, the annual capital budget will include amounts for any anticipated expansion of existing facilities, acquisition of new facilities, acquisition or upgrades of equipment, any practice asset acquisitions, and any other anticipated capital expenses of the Practice necessary or appropriate to maintain and continue the Practice.

                 (b) Capital Expenditures. Subject to the terms contained herein, Administrator will make funds available for capital expenditures and improvements by Administrator on behalf of the Practice as follows:

                          (i) Budgeted Expenditures. All budgeted capital expenditures and improvement projects shall be subject to final review and approval by the Joint Planning Board prior to the making of any actual expenditure. Such review and approval shall be based on confirming that the assumption, facts and circumstances on which the decision to budget for such expenditure was based still support and justify the actual expenditures.

                          (ii) Non-Budgeted Expenditures. Requests for non-budgeted capital expenditures and improvement projects shall be evaluated and prepared by the Joint Planning Board in consultation with the Group and Administrator. All requests for non-budgeted capital expenditures and improvements at or for the benefit of the Practice in excess of the greater of either $75,000 individually or an aggregate amount equivalent to $5,000 multiplied by the number of Full-time Physician Employees employed at the time the capital budget for such Group for the applicable year is determined (provided, however, that such aggregate amount shall not exceed $250,000 for any calendar year) must be approved by the Board of Directors of Parent or by any committee specifically designated by the Board of Directors of Parent for such purposes. Following the tenth (10th) anniversary of this Agreement, the Group may request an increase in the limits set forth in this paragraph. In connection with its review, Parent and/or Administrator shall consider all relevant factors, including the amounts provided in service agreements entered into with other Groups at that time.

                 (c)      Capital Improvements and Expansion.  Subject to
Section 3.5(b), any Practice Site or Premises renovation, expansion or reduction plans and/or capital equipment expenditures with respect to the Practice shall be reviewed and approved by the Joint Planning Board and shall be based upon economic feasibility, productivity and then current market conditions in light of both the particular project and the needs of the Group as a whole.

         Section 3.6 Personnel. Administrator shall provide non-physician professional support (other than Physician Extender Employees) including, without limitation, nurses, technologists, physicists and administrative, clerical, secretarial, bookkeeping and collection personnel as is reasonably necessary for the efficient conduct of the Practice's operations, as determined by the Joint Planning Board. All such personnel shall be duly qualified by education or experience for their respective positions and shall possess all licenses which may be required by law. Such personnel shall be employees of Administrator, and Administrator shall determine and cause to be paid the salaries and benefits of all such personnel. Such personnel shall be supervised by and comply with the directions and orders of Administrator, except as otherwise required by applicable law.

         Section 3.7 Provider and Payor Relationships. Upon request of the Group, Administrator shall provide financial and business assistance to the Group in the negotiation, establishment, supervision and maintenance of contracts and relationships (collectively, the "Managed Care Contracts") with all managed care, institutional health care providers and payors, health maintenance organizations, preferred provider organizations, exclusive provider organizations, Medicare, Medicaid, insurance companies, hospitals and other similar persons (collectively, "Managed Care Payors"). Approval, disapproval, termination or amendment of any contract or relationship of such Managed Care Payors with the Group shall, after consultation with (but not approval of) the Joint Planning Board, be the sole responsibility of the Group. Notwithstanding the preceding language, if a contract or relationship between any Managed Care Payor and the Group involves or affects a contract or relationship with any other physician group or practice serviced or managed by Administrator, Parent or any of their Affiliates (the "Other Practices") and a consensus among the Group and the Other Practices cannot be reached regarding the contract or relationship, then the ultimate decision as to the approval, disapproval, termination or amendment of such contract or relationship involving the Group, the Other Practices and such Managed Care Payor shall be determined by the affirmative vote of the "Physician Board Members" (as defined below) who hold a majority of the Group Voting Power (as defined below). For purposes of this
Section 3.7, (i) the term "Physician Board Members" shall mean (a) those members appointed by the Group who serve on the Joint Planning Board and (b) those persons appointed by the Other Practices who serve on the Other Practices' joint boards (in a similar capacity to the Joint Planning Board) as part of their contractual relationship with Parent, Administrator or any of their Affiliates, and (ii) the term "Group Voting Power" shall mean the total voting percentage which may be cast by the Physician Board Members on a collective basis, with the percentage of votes able to be cast by any Group or Other Practice, as applicable, shall be equal to the quotient determined by dividing (x) the total estimated annual professional revenues to be generated by the Group from such Managed Care Contract as determined by Administrator, Parent or their Affiliates, as appropriate, in its sole discretion, by (y) the total estimated annual professional revenues to be generated by the Group and all Other Practices from such Managed Care Contract as determined by the Administrator, Parent or their Affiliates, as appropriate, in its sole discretion.

         Section 3.8 Inventory and Supplies. Administrator shall order, purchase and provide to the Group on a timely basis inventory and supplies, and such other ordinary, necessary or appropriate materials which are requested by the Group and which the Group shall reasonably determine to be necessary in the operation of the Practice on the same terms commercially available to Administrator. Such inventory, supplies and other materials shall be included in Practice Expenses at their cost to Parent or Administrator, as the case may be.

         Section 3.9 Advertising and Public Relations. At the direction of the Joint Planning Board, Administrator shall implement (and design where requested) an appropriate local public relations or advertising program on behalf of the Practice, with appropriate emphasis on public awareness of the availability of services at the Practice. Prior to publication or distribution of such marketing or public relations material or information, Administrator shall submit such material to the Group for its review and approval, which shall not be unreasonably withheld. Administrator shall also design and implement all national or other non-local public relations or advertising programs on behalf of the Practice, the cost of which shall be included in Administrator Expenses, except to the extent such national programs are reasonably designed to replace or supplement the marketing benefits derived from local public relations or advertising programs, in which case, a pro rata share of such costs will be included in Practice Expenses as determined by the Joint Planning Board. The parties hereto agree that all public relations and advertising programs shall be conducted in compliance with applicable standards of medical ethics and Federal and state laws and regulations.

         Section 3.10 Quality Assurance. Subject to Article II, Administrator, when reasonably requested by Group, shall assist the Group in fulfilling its obligations to its patients to maintain a high quality of medical and professional services. Any expenses that are related to the overall maintenance of Administrator's quality assurance program shall be included in Administrator Expenses; provided, however, that any expenses related to such program that are incurred for services provided solely for the direct benefit of the Practice shall be included in Practice Expenses.

         Section 3.11 Other Consulting and Advisory Services. Administrator will provide such consulting and other advisory services as reasonably requested by the Group in all areas of the Group's business functions, including, without limitation, financial planning, acquisition and expansion strategies, development of long-term business objectives and other related matters.

         Section 3.12 Events Excusing Performance. In the event of strikes, lock-outs, calamities, acts of God, unavailability of supplies as a result of no material involvement of Parent or Administrator, or other events over which Administrator has no control, Administrator shall not be liable to the Group for failure to perform any of the services required hereunder as may be materially restricted by any such event and the Group shall not have the right to terminate this Agreement pursuant to Section 10.3(b), for so long as such events continue and for a reasonable period of time thereafter; provided however that if such events continue and Administrator is not able to perform any material portion of the services required hereunder for a period of 120 consecutive days or more, either Administrator or Group may terminate this Agreement by written notice to the other.

         Section 3.13 Compliance with Laws. Administrator and Parent shall use their best efforts to comply with all applicable federal, state and local laws, rules, regulations and restrictions in the conduct of their services provided in connection with the Practice's business. Without limiting the generality of the foregoing, Administrator and Parent shall use their best efforts to avoid, and to prohibit any employee of Administrator or Parent from:

                 (a) entering into any contract, lease, agreement or arrangement, including, but not limited to, any joint venture or consulting agreement, to provide services, lease space, lease equipment or engage in any other venture or activity with any physician, hospital, pharmacy, home health agency or other person or entity which is in a position to make or influence referrals to, or otherwise generate business for, the Practice, if such transaction is in violation of any applicable law, rule or regulation;

                 (b) knowingly and willfully making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment from a Managed Care Payor or any other payor;

                 (c) knowingly and willfully making or causing to be made a false statement or representation of a material fact for use in determining rights to any benefit or payment from a Managed Care Payor or any other payor;

                 (d) failing to disclose knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment on its own behalf or on behalf of another, with intent to fraudulently secure such benefit or payment;

                 (e) knowingly and willfully paying, soliciting or receiving any remuneration (including any kickback, bribe, or rebate), directly or indirectly, overtly or covertly, in cash or in kind or offering to pay or receive such remuneration (i) in return for referring an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by Medicare or Medicaid, or (ii) in return for purchasing, leasing, or ordering, or arranging for or recommending purchasing, leasing, or ordering any good, facility, service, or item for which payment may be made in whole or in part by Medicare or Medicaid; and

                 (f) undertaking any action that is not in accord with the regulatory compliance plans, policies and manuals developed by or in conjunction with Administrator or Parent.

                                   ARTICLE IV

                            Obligations of the Group

         Section 4.1 Employment of Physician Employees and Physician Extender Employees. Except as set forth in Article V, the Group shall have complete control of and responsibility for the hiring, compensation, supervision, training, evaluation and termination of its Physician Employees and Physician Extender Employees. The Group shall conduct an appropriate and reasonable due diligence review in connection with the hiring of any physician or the acquisition of any physician group or practice. Although Administrator may provide payroll and other related services to the Group, the Group shall be solely responsible for the payment of such Physician Employees' and Physician Extender Employees' salaries and wages, benefits, payroll taxes and all other taxes now or hereafter applicable to their employment. The Group and its Physician Employees and Physician Extender Employees shall not have any claim under this Agreement or otherwise against Administrator or Parent for workers' compensation, unemployment compensation or Social Security benefits, all of which shall be the sole responsibility of the Group. The Group shall only employ or contract with licensed physicians or other persons meeting applicable credentialing guidelines established by the Group after consultation with (but not subject to) the Joint Planning Board. The Group shall cooperate in the obtaining and retaining of professional liability insurance by ensuring that its Physician Employees and Physician Extender Employees, and other employees who may have malpractice exposure or liability, are insurable and by participating in an ongoing risk management program.

         Section 4.2 Professional Services. The Group shall provide professional services to its patients in compliance at all times with ethical standards, laws, rules and regulations applicable to the operations of the Practice, the Physician Employees and Physician Extender Employees. The Group shall ensure that each Physician Employee and each Physician Extender Employee has all required licenses, credentials, approvals or other certifications to perform his or her duties and services for the Practice and, in the event that the Group becomes aware of any disciplinary actions or medical malpractice actions initiated against any Physician Employee or Physician Extender Employee, the Group shall promptly inform Administrator of such action and the underlying facts and circumstances. If required by applicable law, any state or federal regulatory agency or any contractual obligations, the Group shall carry out a program to monitor the quality of medical care practiced at the Practice. The Group shall employ Physician Employees and Physician Extender Employees as is necessary to provide efficient medical care to patients of the Practice.

         Section 4.3 Medical Practice. The Group shall use and occupy the Premises exclusively for the practice of medicine and for providing other related services and products. Unless otherwise approved in writing in advance by Joint Planning Board, which approval shall not be unreasonably withheld or delayed, it is expressly acknowledged by the parties hereto that the professional medical practice or practices conducted at the Premises shall be conducted solely by Physician Employees, and, no other physician or medical practitioner shall be permitted to use or occupy the Premises; provided, however, if any test or procedure is required to be performed jointly with another physician who is not a Physician Employee or Physician Extender Employee, then such physician may use and occupy the Premises for purposes of performing such procedure or test so long as the

Group receives usual and customary fees in connection with such procedure or test. The Group shall be solely and exclusively in control of all aspects of the practice of medicine and the delivery of medical services at the Practice Sites. The rendition of all professional medical services, including, but not limited to, diagnosis, treatment, therapy, the prescription of medicine and drugs, and the supervision and preparation of medical reports shall be the sole responsibility of the Group. From time to time the Group, after consultation with (but not subject to approval of) the Joint Planning Board, will adopt and implement fee schedules for (i) non-prepaid patients which shall be reasonable in relation to fees generally being charged in the same or similar market areas and (ii) for all rebillings and recovery items on prepaid Managed Care Contracts which are authorized and permitted by such contracts. A copy of such agreements and any amendment thereto shall be provided to Administrator no later than thirty (30) days prior to the proposed effective date thereof.

         Section 4.4 Group's Internal Matters. The Group shall be responsible for matters involving its corporate governance, employees and similar internal matters, including, but not limited to, preparation and contents of such reports to regulatory authorities governing the Group that the Group is required by law to provide, distribution of professional fee income among the Group Physician Stockholders, disposition of the Group's property and stock (subject to any restrictions contained herein), hiring and firing of its employees, licensing and implementing all compliance plans and procedures as described in Section 4.6. Except for the expenses attributable to the distribution of professional fee income among the Group Physician Stockholders, which will be included in Excluded Practice Expenses, the costs incurred in connection with the foregoing matters shall be Practice Expenses.

         Section 4.5 Name. Group shall be entitled to use on a non-exclusive and non-transferable basis for the term of this Agreement the names set forth on Exhibit 4.5 as may be necessary or appropriate in the performance of the Group's services and obligations hereunder.

         Section 4.6 Compliance with Laws. The Group shall use its best efforts to, and to cause the Physician Employees, Physician Extender Employees and other employees of the Group to, comply with all applicable federal, state and local laws, rules, regulations and restrictions in the conduct of the medical services provided in connection with the Practice's business. Without limiting the generality of the foregoing, the Group shall comply and shall cause each Physician Employee, Physician Extender Employee and other employee of the Group to comply, with all laws applicable to the operation of the Practice in the generation, transportation, treatment, storage, disposal or other handling of radioactive, medical, biological or hazardous materials or waste, and the Group shall use its best efforts to prohibit any Physician Employee, Physician Extender Employee and any employee of the Group from:

                 (a) entering into any contract, lease, agreement or arrangement, including, but not limited to, any joint venture or consulting agreement, to provide services, lease space, lease equipment or engage in any other venture or activity with any physician, hospital, pharmacy, home health agency or other person or entity which is in a position to make or influence referrals to, or otherwise generate business for, the Practice, if such transaction is in violation of any applicable law, rule or regulation;

                 (b) knowingly and willfully making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment from a Managed Care Payor or any other payor;

                 (c) knowingly and willfully making or causing to be made a false statement or representation of a material fact for use in determining rights to any benefit or payment from a Managed Care Payor or any other payor;

                 (d) failing to disclose knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment on its own behalf or on behalf of another, with intent to fraudulently secure such benefit or payment;

                 (e) knowingly and willfully paying, soliciting or receiving any remuneration (including any kickback, bribe, or rebate), directly or indirectly, overtly or covertly, in cash or in kind or offering to pay or receive such remuneration (i) in return for referring an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by Medicare or Medicaid, or (ii) in return for purchasing, leasing, or ordering, or arranging for or recommending purchasing, leasing, or ordering any good, facility, service, or item for which payment may be made in whole or in part by Medicare or Medicaid; and

                 (f) referring a patient for health services or products to or providing health services to a patient upon a referral from an entity or person with which the physician or an immediate family member has a financial relationship, other than as permitted by exceptions set forth in federal or state anti-referral laws or regulations; and

                 (g) undertaking any action that is not in accord with the regulatory compliance plans, policies and manuals developed by or in conjunction with Administrator or Parent.

         Section 4.7 Ancillary Services. Except as set forth in Section 3.4(b), the Group shall not acquire, establish or commence the operation of any satellite location, medical office, imaging center, health maintenance organization, preferred provider organization, exclusive provider organization or similar entity or organization established or operated by the Group after the date hereof without the prior written consent of Joint Planning Board.

         Section 4.8      Premises and Personal Property.   The Group shall use
its best efforts to prevent damage, excessive wear and tear, and malfunction or other breakdown of the Premises and Personal Property or any part thereof by the Physician Employees and Physician Extender Employees or other employees of the Group. The Group shall promptly inform Administrator both orally and in writing of any and all necessary replacements, repairs or maintenance to any of the Premises or Personal Property and any failures of equipment of which it becomes aware. The Group shall comply with all covenants and provisions set forth in any leases or subleases for the Premises entered into or assumed by Administrator and Administrator agrees to make available to the Group copies of all such leases to the Group.

         Section 4.9 Practice Employee Benefit Plans. The Group shall not enter into or offer to any Physician Employee or other employee of the Group or Administrator any "employee benefit plan" (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) without the express written consent of Administrator, which consent shall not be unreasonably withheld.

         Section 4.10 Events Excusing Performance. In the event of strikes, lock-outs, calamities, acts of God, unavailability of supplies as a result of no material involvement of Group, or other events over which the Group has no control, the Group shall not be liable to Administrator, Parent or their Affiliates for failure to perform any of its obligations required hereunder as may be materially restricted by any such event and Administrator shall not have the right to terminate this Agreement pursuant to Section 10.4(a), for so long as such events continue and for a reasonable period of time thereafter; provided however that if such events continue and the Group is not able to perform any material portion of its obligations required hereunder for a period of 120 consecutive days or more, either the Group or Administrator may terminate this Agreement by written notice to the other.

                                   ARTICLE V

                              Joint Planning Board

         Section 5.1      Formation and Operation of the Joint Planning Board.

                 (a) The parties hereto shall establish the Joint Planning Board which shall be responsible for developing long-term strategic planning objectives and management policies for the overall operation of the Practice and shall facilitate communication and interaction between Administrator and the Practice. The Joint Planning Board shall consist of no less than three (3) or more than six (6) members. Administrator shall designate, in its sole discretion, two (2) members of the Joint Planning Board, who shall serve at the pleasure of Administrator and who may be removed or replaced by Administrator at any time. The Group shall designate, in its sole discretion, no less than one (1) or more than four (4) members of the Joint Planning Board, who shall serve at the pleasure of the Group and who may be removed and replaced by the Group at any time. Each member appointed by Administrator shall be entitled to one (1) vote per member, and each member appointed by the Group shall be entitled to that number of votes equal to the quotient determined by dividing
(x) two (2) votes by (y) the number of members designated by the Group to the Joint Planning Board. The act of the members holding a majority of the voting power of the Joint Planning Board shall be the act of the Joint Planning Board.

                 (b) Each member of the Joint Planning Board shall have the right to vote on every matter either in person, by telephone, by written consent or by one or more agents, who are also members of the Joint Planning Board, authorized by a written proxy signed by the member and filed with the Joint Planning Board. A proxy shall state that it either shall be voted for or against a specific matter or matters identified in the proxy or shall be voted identically to the vote of the agent specified in the proxy on any and all matters that may come before and be voted on by the Joint Planning Board. A validly executed proxy which does not state that it is irrevocable shall continue in full force and effect unless (i) revoked by the member executing it, before the vote pursuant to that proxy, by a writing delivered to the Joint Planning Board stating that the proxy is revoked, or by a subsequent proxy executed by, or attendance at the meeting and voting in person by, the member executing the proxy; or (ii) written notice of the death or incapacity of the maker of that proxy is received by the Joint Planning Board before the vote pursuant to that proxy is counted; provided, however, that no proxy shall be valid after the expiration of eleven (11) months from the date of the proxy, unless otherwise provided in the proxy.

         Section 5.2 Duties and Responsibilities of the Joint Planning Board. The Joint Planning Board shall advise the Group on the following matters:

                 (a)      Capital Improvements and Expansion.  Subject to
Section 3.5(b), any site or Premises renovation, expansion or reduction plans and/or capital equipment expenditures with respect to the Practice shall be reviewed and approved by the Joint Planning Board and shall be based upon economic feasibility, productivity and then current market conditions in light of both the particular project and the Group as a whole.

                 (b) Annual Budgets. The Joint Planning Board shall review and approve all annual capital and operating budgets prepared by Administrator, as set forth in Section 3.5 and after the annual capital and operating budgets have been approved as provided in Section 3.5, no substantial changes may be made in such budgets without the approval of the Joint Planning Board. For purposes of this Section 5.2, substantial means any change individually or in the aggregate which would result in a change in excess of five percent (5%) to the annual capital or operating budgets.

                 (c) Advertising. The Joint Planning Board shall consult with Administrator on all local advertising and other marketing services performed at the request of the Group.

                 (d) Patient Fees. As a part of the annual operating budget, in consultation with and upon recommendation of the Joint Planning Board, the Group shall review and adopt the fee schedule for all professional services rendered by the Practice.

                 (e) Ancillary Services and Fees. The Joint Planning Board shall approve Practice-provided non- medical ancillary services (including, without limitation, fees for technical services which do not generate Professional Revenues) based upon the pricing, access to, and quality of such services and shall review and adopt the fee schedule for all ancillary services.

                 (f) Provider and Payor Relationships. Subject to Section 3.7, decisions regarding the establishment or maintenance of relationships with institutional health care providers and payors shall be approved by the Group after consultation with the Joint Planning Board.

                 (g) Strategic Planning. The Joint Planning Board shall develop a plan which depicts the strategic direction of the Practice, as updated from time to time. Such plan will, among other things, identify opportunities, objectives, and the resources required to effect such plan.

                 (h) Capital Expenditures. The Joint Planning Board shall determine the priority of capital expenditures in accordance with Section 3.5(b) hereof.

                 (i) Provider Hiring. The Joint Planning Board shall consult with the Group to recommend the number and type of Physician Employees and Physician Extender Employees required for the efficient operation of the Practice.

                 (j) Non-Physician Personnel. The Joint Planning Board shall consult with Administrator to recommend the number and type of non-physician employees required for the efficient operation of the Practice.

         Section 5.3 Acts of the Joint Planning Board. Except as otherwise specifically provided herein, the act of the members holding a majority of the voting power of the Joint Planning Board shall be the act of the Joint Planning Board. The Group agrees that, unless the following are approved in advance by the Joint Planning Board, it shall take no action or implement any decision that would (i) require Administrator to expend funds or incur obligations beyond those set forth under Sections 3.5 or 5.2 of this Agreement; (ii) have a material adverse effect on the amount of Administrator's management fee under Article VII; or (iii) otherwise have a material adverse effect on Administrator's financial interests under this Agreement. The Administrator and Parent agree that, unless the following are approved in advance by the Joint Planning Board, they shall take no action or implement any decision that would (a) have a material adverse effect on the balance due to the Group under Article VII; or (b) otherwise have a material adverse effect on the Group's financial interests under this Agreement. Except as provided in the prior two sentences, the Group and Administrator hereby agree to be bound by the act of the Joint Planning Board if such act is authorized by the members holding a majority of the voting power of the Joint Planning Board present or represented by proxy at the applicable meeting. In the event that a matter cannot be resolved by the Joint Planning Board due to a tie vote, and no compromise can be reached, then either (x) the Board of Directors of Parent or
(y) a committee designated by the Board of Directors of Parent containing at least one (1) physician member will make a final determination on the matter in dispute provided that both the Group and Administrator shall have had an opportunity to make a presentation to the Board of Directors of Parent or a committee thereof, as applicable. A quorum of the Joint Planning Board shall consist of the members holding a majority of the voting power, present in person, by telephone, or by proxy and the quorum must remain for the duration of the meeting.

         Section 5.4 Joint Planning Board Meetings. Meetings of the Joint Planning Board may be held by telephone or similar communication equipment so long as all members participating in a meeting can hear and speak to each other. The Joint Planning Board shall prepare and maintain written minutes of all meetings and shall provide a copy of the minutes to the members within fifteen (15) business days following each meeting.

                 (a) Regular Meetings. The Joint Planning Board shall hold not less than four (4) regular meetings each year, at such specific times and places as the members may determine.

                 (b) Special Meetings. A special meeting of the Joint Planning Board may be called by fifty percent (50%) of the votes.

                 (c) Notice Requirement. A member calling a special meeting must provide all other members with ten (10) days' advance written or telephonic notice. Notice must be given or sent to the member's address or telephone number as shown on the records of the Joint Planning Board. Notice may be delivered directly to each member or to a person at the member's principal place of business who would reasonably be expected to communicate that notice promptly to the member.

                 (d)      Waiver of Notice Requirement.

                          (i) Written Waiver, Consent or Approval. Notice of a special meeting need not be given to any member who, either before or after the meeting, signs a waiver of notice or a written consent to the holding of the special meeting, or an approval of the minutes of the special meeting. Such waiver, consent or approval need not specify the purpose of the special meeting. All such waivers, consents, and approvals shall be filed with the Joint Planning Board records or made a part of the minutes of the special meetings.

                          (ii) Failure to Object. Notice of special meeting need not be given to any member who attends the special meeting and does not protest before or at the commencement of the special meeting such lack of notice.

                 (e) Quorum. The smallest number of members that hold votes that exceed fifty percent (50%) of all voting power shall constitute a quorum of the Joint Planning Board.

                 (f) Proxies. The Joint Planning Board shall provide for the use of proxies, telephonic conference calls, written consents or other appropriate methods by which the full participation of the Group members and Administrator members can be assured.

                                   ARTICLE VI

                             Restrictive Covenants

         The parties recognize that the services to be provided by Administrator hereunder shall be feasible only if the Group operates active Professional Operations and Technical Operations to which the physicians associated with the Practice devote their full medical time and attention. Accordingly, the parties hereto agree as follows:

         Section 6.1      Restrictive Covenants of the Group.

                 (a) Noncompetition. During the term of this Agreement, the Group shall not, without the prior written consent of Administrator, (i) establish, operate or provide professional radiology, radiation oncology or diagnostic services at any medical office, practice or other health care facility (other than a Practice Site) providing services similar to those provided by the Practice or enter into an agreement with any third party payor to provide such services, (ii) enter into any other management or administrative services agreement or other arrangement with any other person or entity (other than with Administrator) for purposes of obtaining management, administrative or other support services, or (iii) engage or participate in any business which engages in competition with the business conducted by the APPM Group anywhere within 15 miles of any location at which any member of the APPM Group conducts business.

                 (b) Covenant Not to Solicit. During the term of this Agreement and for twenty-four (24) months following the termination of this Agreement, the Group shall not, without the prior written consent of
Administrator: (i) unless the Group acquires the Practice Assets pursuant to
Article X, directly or indirectly recruit or hire, or induce any party to recruit or hire any person who is an employee of, or who has entered into an independent contractor arrangement with, any member of the APPM Group; (ii) directly or indirectly, whether for itself or for any other person or entity, call upon, solicit, divert or take away, or attempt to solicit, call upon, divert or take away any customers, business, or clients of any member of the APPM Group; (iii) directly or indirectly solicit, or induce any party to solicit, any contractors of any member of the APPM Group, to enter into the same or a similar type of contract with any other party; or (iv) disrupt, damage, impair or interfere with the business of any member of the APPM Group.

                 (c) Engagement of Administrator. If (i) this Agreement is terminated pursuant to Section 10.4(a) or (c), and (ii) the Group does not acquire the Purchase Assets as provided in Article X, then if the Group establishes, operates or provides professional services at any office, practice, diagnostic imaging center, hospital or other health care facility providing services substantially similar to those provided by the Practice pursuant to this Agreement anywhere within 15 miles of any location of any Practice Site(s), the Group or any successor thereto shall engage Administrator as the sole and exclusive manager and administrator of the nonprofessional functions and services of such other office, practice, hospital or health care facility on the same terms and conditions as contained herein.

    (d)      Administrator's Obligations Regarding Proprietary Information.

                          (i) Acknowledgment of Proprietary Information. Administrator, Parent and their Affiliates hereto recognize the proprietary interest of the Group in any Confidential and Proprietary Information (as hereinafter defined). Administrator, Parent and their Affiliates acknowledge and agree that any and all Confidential and Proprietary Information of the Group ("Group's Confidential and Proprietary Information") communicated to, learned of, developed or otherwise acquired by Administrator, Parent and their Affiliates during the term of this Agreement shall be the property of the Group. Administrator, Parent and their Affiliates further acknowledge and understand that disclosure of any of Group's Confidential and Proprietary Information will result in irreparable injury and damage to the Group. As used herein, "Group's Confidential and Proprietary Information" means all trade secrets and other confidential and/or proprietary information of the Group, including information derived from reports, investigations, research, work in progress, codes, marketing and sales programs, financial projections, cost summaries, pricing formula, contract analyses, financial information, projections, confidential filings with any state or federal agency, and all other confidential concepts, methods of doing business, ideas, materials or information prepared or performed for, by or on behalf of the parties hereto by its employees, officers, directors, agents, representatives, or consultants. Group's Confidential and Proprietary Information shall not include any information which: (i) was known to Administrator, Parent or their Affiliates prior to its disclosure by the Group; (ii) is or becomes publicly known through no wrongful act of Administrator, Parent or their Affiliates or any of their employees; (iii) is disclosed pursuant to a statute, regulation or the order of a court of competent jurisdiction, provided that the Administrator, Parent or their Affiliates provide prior notice to the Group.

                          (ii) Covenant Not-to-Divulge Confidential and Proprietary Information. Administrator, Parent and their Affiliates acknowledge and agree that the Group is entitled to prevent the disclosure of Group's Confidential and Proprietary Information. Administrator, Parent and their Affiliates agree at all times during the term of this Agreement and thereafter to hold in strictest confidence and not to disclose to any person, firm or corporation, except as may be necessary for the discharge of its obligations under this Agreement, and not to use, except in the pursuit of the business of the Practice, Group's Confidential and Proprietary Information, without the prior written consent of the Group; unless (i) such information becomes known or available to the public generally through no wrongful act of Administrator, Parent or their Affiliates or their employees or (ii) disclosure is required by law or the rule, regulation or order of any governmental authority under color of law; provided, that prior to disclosing any Group's Confidential and Proprietary Information pursuant to this clause (iii), Administrator, Parent or their Affiliates shall, if possible, give prior written notice thereof to the Group and provide the Group with the opportunity to contest such disclosure. Administrator, Parent and their Affiliates shall take all necessary and proper precautions against disclosure of any of Group's Confidential and Proprietary Information to unauthorized persons by any of its officers, directors, employees or agents. All officers, directors, employees, and agents of Administrator, Parent and their Affiliates who will have access to all or any part of the Group's Confidential and Proprietary Information will be required to execute an agreement upon request, valid under the law of the jurisdiction in which such agreement is executed, and in a form acceptable to Group and its counsel, committing themselves to maintain the Group's Confidential and Proprietary Information in strict confidence and not to disclose it to any unauthorized person or entity. Upon termination of this Agreement for any reason, the Administrator, Parent and their Affiliates and their employees shall cease all use of any of the Group's Confidential and Proprietary Information and shall execute such documents as may be reasonably necessary to evidence their abandonment of any claim thereto.

                          (iii) Return of Materials. In the event of any termination of this Agreement for any reason whatsoever, or at any time upon the request of the Group, the Administrator, Parent and their Affiliates will promptly deliver or cause to be delivered to the Group all documents, data and other information in their possession that contain any Group's Confidential and Proprietary Information.
         The Administrator, Parent and their Affiliates shall not take or retain any documents or other information, or any reproduction or excerpt thereof, containing any Group's Confidential and Proprietary Information, unless otherwise authorized in writing by the Group. In the event of termination of this Agreement,

         Administrator, Parent and their Affiliates will deliver to the Group all documents and data pertaining to Group's Confidential and Proprietary Information not otherwise purchased as part of the Acquisition.

                 (e)      Group's Obligations Regarding Proprietary
Information.

                          (i) Acknowledgment of Proprietary Information. The Group recognizes the proprietary interest of the Administrator, Parent and their Affiliates in any Confidential and Proprietary Information (as hereinafter defined). The Group acknowledges and agrees that any and all Confidential and Proprietary Information of Administrator, Parent or their Affiliates ("Administrators's Confidential and Proprietary Information") communicated to, learned of, developed or otherwise acquired by the Group during the term of this Agreement shall be the property of Administrator, Parent or their Affiliates. The Group further acknowledges and understands that its disclosure of Administrator's Confidential and Proprietary Information will result in irreparable injury and damage to Administrator, Parent or their Affiliates. As used herein, "Confidential and Proprietary Information" means all trade secrets and other confidential and/or proprietary information of the Administrator, Parent or their Affiliates, including information derived from reports, investigations, research, work in progress, codes, marketing and sales programs, financial projections, cost summaries, pricing formula, contract analyses, financial information, projections, confidential filings with any state or federal agency, and all other confidential concepts, methods of doing business, ideas, materials or information (other than the Group's patient records) prepared or performed for, by or on behalf of the parties hereto by its employees, officers, directors, agents, representatives, or consultants. Confidential and Proprietary Information shall not include any information which: (i) was known to the parties hereto prior to its disclosure by the Administrator, Parent or their Affiliate; (ii) is or becomes publicly known through no wrongful act of the Group or any of its employees;
         (iii) is disclosed pursuant to a statute, regulation or the order of a court of competent jurisdiction, provided that the Group provides prior notice to Administrator, Parent or their Affiliates.

                          (ii) Covenant Not-to-Divulge Confidential and Proprietary Information. The Group acknowledges and agrees that Administrator, Parent or their Affiliates are entitled to prevent the disclosure of Confidential and Proprietary Information. The Group agrees at all times during the term of this Agreement and thereafter to hold in strictest confidence and not to disclose to any person, firm or corporation, except as may be necessary for the discharge of its obligations under this Agreement, and not to use, except in the pursuit of the business of the Practice, Administrator's Confidential and Proprietary Information, without the prior written consent of Administrator, Parent and their Affiliates; unless (i) such information becomes known or available to the public generally through no wrongful act of the Group or its employees or (ii) disclosure is required by law or the rule, regulation or order of any governmental authority under color of law; provided, that prior to disclosing any Administrator's Confidential and Proprietary Information pursuant to this clause (iii), the Group shall, if possible, give prior written notice thereof to Administrator, Parent and their Affiliates and provide such parties with the opportunity to contest such disclosure. The Group shall take all necessary and proper precautions against disclosure of any

         Administrator's Confidential and Proprietary Information to unauthorized persons by any of its officers, directors, employees or agents. All officers, directors, employees, and agents of the Group who will have access to all or any part of the Administrator's Confidential and Proprietary Information will be required to execute an agreement upon request, valid under the law of the jurisdiction in which such agreement is executed, and in a form acceptable to Administrator, Parent and their Affiliates and its counsel, committing themselves to maintain the Administrator's Confidential and Proprietary Information in strict confidence and not to disclose it to any unauthorized person or entity. Upon termination of this Agreement for any reason, the Group and their employees shall cease all use of any of the Administrator's Confidential and Proprietary Information and shall execute such documents as may be reasonably necessary to evidence their abandonment of any claim thereto.

                          (iii) Return of Materials. In the event of any termination of this Agreement for any reason whatsoever, or at any time upon the request of Administrator, Parent or their Affiliates, the Group will promptly deliver or cause to be delivered to Administrator, Parent and their Affiliates all documents, data and other information in their possession that contains any Administrator's Confidential and Proprietary Information regarding Administrator, Parent and their Affiliates. The Group shall not take or retain any documents or other information, or any reproduction or excerpt thereof, containing any Administrator's Confidential and Proprietary Information, unless otherwise authorized in writing by the party possessing such Administrator's Confidential and Proprietary Information. In the event of termination of this Agreement, the Group will deliver to Administrator, Parent and their Affiliates all documents and data pertaining to Administrator's Confidential and Proprietary Information of the other parties not otherwise purchased as part of the Purchased Assets.

                 (f) Third Party Beneficiaries. The members of the APPM Group not party to this Agreement are hereby specifically made third party beneficiaries of this Section 6.1, with the power to enforce the provisions hereof.

         Section 6.2 Restrictive Covenants. The Group shall obtain and enforce formal agreements with each Physician Employee who is either (i) a Group Physician Stockholder or (ii), to the extent permitted under applicable law, a Full-time Physician Employee which each contain certain restrictive covenants thereof pertaining to covenants not to compete and/or solicit with and not to divulge the Confidential and Proprietary Information of any member of the APPM Group or the Practice (the "Restrictive Covenants"). Except as otherwise approved by the Joint Planning Board, each Group Physician Stockholder or Full-time Physician Employee shall agree, during the term of his/her employment or contractor agreement with the Practice and for a period of twenty-four (24) months after any termination of such agreement: (i) not to establish, operate or provide professional radiology services at any office, practice, hospital or health care facility providing services substantially similar to those provided by the Practice pursuant to this Agreement within 15 miles of any location of any Practice Site(s) and (ii) to be bound by non-solicitation, noncompetition and nondisclosure of confidential/proprietary information and engagement of Administrator covenants similar to those applicable to the Group as contained in Section 6.1 hereof, provided, however, that for purposes of Section 6.2, noncompetition restrictions shall be limited to the area within 15 miles of any Practice Site. Except as otherwise approved by the Joint Planning Board, each Group Physician Stockholder or Full-time Physician Employee shall agree, during the term of his/her employment or contractor agreement with the Group, (w) not to practice radiological medicine other than at the Premises or such other location or Practice Site(s) as approved by the Joint Planning Board; (x) to devote substantially all of his or her professional time, effort and ability to the Practice; (y) to request in writing and receive in writing prior approval from the Joint Planning Board to engage in any outside medical activities; and (z) to turn over to the Practice, to be included in Professional Revenues attributed to the Practice, any income derived by such Group Physician Stockholder or Full-time Physician Employee from any outside medical activity or related source including, but not limited to, the following medically-related activities: teaching, consulting, medical research, inventions developed utilizing the Group's or the Practice's time and material, testimony for litigation, and insurance examinations. The Group shall not amend, alter or otherwise change any term or provision of any Stockholder Employment Agreement or Physician Employee Employment Agreement relating to the foregoing covenants in this Section 6.2 without the prior written consent of Joint Planning Board. Notwithstanding the foregoing, any such amendment, alteration or change shall not be inconsistent with the terms or provisions of this Agreement. Following termination of this Agreement, the Group shall not amend, alter or otherwise change any term or provision of the Restrictive Covenants, unless such provisions are no longer in force and effect pursuant to the terms of the applicable Stockholder Employment Agreement or Physician Employee Employment Agreement at the time of termination of this Agreement. In the event the Purchase Assets are acquired by the Group pursuant to Article X or this Agreement is terminated pursuant to Section 10.3, the Restrictive Covenants shall be limited to non- solicitation and nondisclosure of confidential/proprietary information covenants.

         Section 6.3 Enforcement of Restrictive Covenants and Other Provisions. The Group shall enforce the Stockholder Employment Agreements and, to the extent permitted under applicable law, the Physician Employee Employment Agreements, including, without limitation, the Restrictive Covenants. The costs and expenses of such enforcement shall be included in Professional Expenses and all damages and other amounts recovered thereby shall be included in Professional Revenues. In the event that, after a request by Administrator, the Group does not pursue any remedy that may be available to it by reason of a breach or default of the Restrictive Covenants and, to the extent permitted under applicable law, the Physician Employee Employment Agreements, upon the request of Administrator, the Group shall assign to Administrator such causes of action and/or other rights it has related to such breach or default and shall cooperate with and provide reasonable assistance to Administrator with respect thereto; in which case, all costs and expenses incurred in connection therewith shall be borne by Administrator and shall be included in Administrator Expenses, and Administrator shall be entitled to all damages and other amounts recovered thereby. In the event the Purchase Assets are acquired by the Group pursuant to Article X or this Agreement is terminated pursuant to section 10.3, the Restrictive Covenants shall be limited to non-solicitation and nondisclosure of confidential/proprietary information covenants.

         Section 6.4 Remedies. Administrator and the Group acknowledge and agree that a remedy at law for any breach or attempted breach of the provisions of this Article VI shall be inadequate, and therefore, either party shall be entitled to specific performance and injunctive or other equitable relief in the event of any such breach or attempted breach, in addition to any other rights or remedies available to either party at law or in equity. Each party hereto waives any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief. If any provision of the Restrictive Covenants or this Article VI relating to the restrictive period, scope of activity restricted and/or the territory described therein shall be declared by a court of competent jurisdiction to exceed the maximum time period, scope of activity restricted or geographical area such court deems reasonable and enforceable under applicable law, the time period, scope of activity restricted and/or area of restriction held reasonable and enforceable by the court shall thereafter be the restrictive period, scope of activity restricted and/or the geographical area applicable to such provision of the Restrictive Covenants or this Article VI. The invalidity or non-enforceability of any provision of the Restrictive Covenants or this
Article VI in any respect shall not affect the validity or enforceability of the remainder of the Restrictive Covenants or this Article VI or of any other provisions of this Agreement.

         Section 6.5 Condition Precedent to Release of Obligations. In the event a Group Physician Stockholder or Full-time Physician Employee terminates his/her employment agreement with the Group, the Group shall be entitled to release (with the consent of the Joint Planning Board) such Group Physician Stockholder or Full-time Physician Employee from the restrictive covenants contained in Section 6.2, above. In the event the Group elects to release such Group Physician Stockholder or Full-time Physician Employee, the Group hereby covenants that it shall obtain a formal agreement between each Group Physician Stockholder or Full-time Physician Employee, as the case may be, and Administrator which provides that, for a period of two (2) years following termination of any employment agreement with the Group, such Group Physician Stockholder or Full-time Physician Employee agrees to (a) engage Administrator as the sole and exclusive manager and administrator of the non-medical functions and services of said Group Physician Stockholder's or Full-time Physician Employee's medical practice and (b) pay to Administrator the identical amount of revenues paid by the Group to the Administrator attributable to such Group Physician Stockholder or Full-time Physician Employee derived from such Group Physician Stockholder's or Full-time Physician Employee's performance of professional medical services within 15 miles of any Practice Site.

         Section 6.6 Survival of Certain Covenants. If this Agreement is terminated pursuant to Section 10.4 (a), (b) or (c), the provisions of Section
6.2 and Section 6.3 shall survive such termination if the actions or events giving rise to a breach of the Restrictive Covenants or other provisions occurred prior to such termination. If the Agreement is terminated as specified in the preceding sentence, all of the provisions of Section 6.1 shall survive. However, regardless of the reason for termination, or upon expiration of this Agreement, the provisions of Section 6.1 (d), (e), and (f) shall survive such termination or expiration indefinitely unless otherwise expressly limited as to a period of time.

         Section 6.7 Definition. The term "Full-time Physician Employee" as used in Sections 6.2 and 6.5 of this Article VI only, shall mean a Full-time Physician Employee who shall have been employed by the Group for two (2) years; provided, that such Full-time Physician Employee shall enter into a written agreement at the commencement of the later of (i) his/her employment or (ii) the Acquisition, which includes the provisions set forth in Sections 6.2 and 6.5, above, and acknowledges his/her understanding that such provisions will be enforceable against such Full-time





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
Physician Employee following such two (2) year period. Notwithstanding the foregoing, the Group shall be entitled to apply to the Joint Planning Board for the purpose of requesting that a particular Full-time Physician Employee not be required to execute an employment agreement that contains the provisions contained in Sections 6.2 and 6.5, which such release by Administrator shall not be unreasonably withheld.

         Section 6.8      Service Area Rights and Obligations.

         (a) Primary Service Area. During the term of this Agreement and within any Primary Service Area, Parent, Administrator or their Affiliates shall not, without the prior written consent of the Group, (i) acquire or lease the non-medical assets (through an asset acquisition, merger or other consolidation or otherwise) of any Radiologist, group of Radiologists or professional corporation or association (or other professional entity) whose owners are Radiologists, (ii) acquire any imaging center where, within a reasonable time period following such acquisition, the Group will not be entitled to provide professional Radiology services for such imaging center, or
(iii) contract to provide management and administrative services similar to those provided under this Agreement to any Radiologist, group of Radiologists or professional corporation or association (or other professional entity) whose owners are Radiologists. Following a request for written consent by Administrator, Parent or their Affiliates hereunder, the Group shall respond upon the earlier of (i) within thirty (30) days from receipt of such request and all other necessary information related thereto or (ii) one-half of the time during which Administrator, Parent or their Affiliates must respond. In the event the Group, Parent, Administrator or their Affiliates acquire a Professional Service Opportunity, the Group shall accept such Professional Service Opportunity and shall perform any and all professional Radiology services that are reasonably required at such location(s) in accordance with the terms and provisions of this Agreement; provided (x) that the professional reimbursement for such services is reasonable in relation to the overall market environment and work effort required and (y) the Group shall not be required to employ any Radiologist previously associated with such Professional Service Opportunity.

         (b) Secondary Service Area. During the term of this Agreement and within any Secondary Service Area, Parent, Administrator or their Affiliates shall first offer to the Group any New Professional Service Opportunity; provided, however, that this provision shall not be applicable to any merger of a Radiologist, group of Radiologists or professional corporation or association (or other professional entity) whose owners are Radiologists with the Group. Administrator shall give written notice (the "Administrator Notice") to the Group describing the New Professional Service Opportunity. Within the earlier of (i) thirty (30) days or (ii) one-half of the time during which the Administrator, Parent or their Affiliates must respond to an offer described in the Administrator's Notice, the Group shall deliver to Administrator a written notice stating whether or not the Group elects to accept or reject the New Professional Service Opportunity which election shall be binding on the Group. If the Group does not elect to exercise the right or fails to provide the notice to Administrator within the time frame herein provided, Administrator shall be released from the right of first offer with respect to that particular New Professional Service Opportunity. Prior to consummating any asset acquisition, merger or other consolidation of any Radiologist, group of Radiologists, or professional corporation or association (or other professional entity) whose owners are Radiologists within any Secondary Service Area, Administrator shall first consult with the Joint Planning Board.

         (c) Determination of Primary and Secondary Service Area. The existence and location of each of the Group's Primary Services Areas and Secondary Services Areas shall be determined each time the Group, Parent, Administrator or their Affiliates propose an acquisition, management relationship, Professional Service Opportunity or New Professional Service Opportunity as contemplated in subsections (a) and (b) above.

         (d) Dispute Resolution. Any disputes regarding the interpretation of the provisions of this Section 6.8 shall be referred to and decided by the Joint Planning Board as provided in Section 5.3 of this Agreement.

         (e)     Definitions.  The definitions utilized in connection with this
Section 6.8 shall have the following meanings:

                 "New Professional Service Opportunity" shall mean a Professional Service Opportunity pursuant to which the Group or any other member of an APPM Group managed by Parent, Administrator or their Affiliates is not currently providing professional Radiology services.

                 "Primary Service Area" shall mean that area within a five (5) mile radius from any imaging center owned, operated or managed by Administrator, Parent or their Affiliates for which the Group provides professional Radiology services or any hospital at which on-site professional Radiology services are then provided by Physician Employee(s) or Physician Extender Employee(s) of the Group.

                 "Professional Service Opportunity" shall mean any opportunity to perform professional Radiology services for any hospital, hospital system or imaging center under a formal agreement with such entity.

                 "Radiologist" shall mean and include both radiologists and radiation oncologists.

                 "Radiology" shall mean and include diagnostic imaging, interventional radiology and radiation oncology services.

                 "Secondary Service Area" shall mean that area which extends five (5) miles beyond the boundary of any Primary Service Area.

                                  ARTICLE VII

                      Financial and Security Arrangements

         Section 7.1 Service Fee. The Group and Administrator agree that the compensation set forth in this Article VII is being paid to Administrator in consideration of the services provided and the substantial commitment and effort made by Administrator hereunder and that such fees have been negotiated at arms' length and are fair, reasonable and consistent with fair market value.

Administrator shall be paid the service fee (the "Service Fee") as set forth on
Exhibit 7.1 hereto. Payment of the Service Fee is not intended to and shall not be interpreted or implied as permitting Administrator to share in the Group's fees for medical services but is acknowledged as the negotiated fair market value compensation to Administrator considering the scope of services and the business risks assumed by Administrator.

         Section 7.2      Payments.  Except as otherwise set forth on Exhibit
7.1 hereto, the amounts to be paid to Administrator under this Article VII shall be calculated by Administrator on the accrual basis of accounting and shall be payable monthly. Payments due for any Service Fee shall be made by the Group each calendar month as provided herein and shall be paid on the 15th day following the end of such month (or the first preceding day that is a business day if the 15th day is not a business day) (a "Payment Date"). Except as otherwise set forth on Exhibit 7.1, such amounts paid shall be estimates based upon available information for such month, and adjustments to the estimated payments shall be made to reconcile final amounts due under Section
7.1 on the next Payment Date.

         Section 7.3 Advances. The Group shall be entitled to an advance from Administrator of such additional sums, over and above the Group's right to the amounts otherwise set forth in this Article VII, as shall be required by the Group to pay Practice Expenses (excluding Technical Expenses) consistent with the annual capital and operating budgets of the Practice (prepared as provided in Section 3.5 hereof), the Service Fee as provided in Exhibit 7.1 hereto and Excluded Practice Expenses at the discretion of Administrator. Any amounts advanced to the Group pursuant to this Section 7.3 shall be repaid by the Group in such priority as set forth in Section 7.6 below and shall bear interest at Parent's then available, borrowing rate offered by Administrator's or Parent's senior lender (which rate shall be charged consistently to each physician group who enters into a Service Agreement with Administrator) until all such amounts of principal and interest are repaid to Administrator as provided herein. Notwithstanding the foregoing, no interest shall accrue or be paid by the Group for amounts advanced to the Group pursuant to this Section
7.3 during the forty-five (45)-day period immediately following the Acquisition Effective Date.

         Section 7.4 Security Agreement. In order to enforce its rights granted hereunder and subject to applicable law, the Group shall execute a Security Agreement in substantially the form attached hereto as Exhibit 7.4 (the "Security Agreement"), which Security Agreement grants a security interest in all of the Group's accounts receivable (as more fully described in the Security Agreement) to Administrator. In addition, the Group shall cooperate with Administrator and execute all necessary documents in connection with the pledge of such accounts receivable to Administrator or at Administrator's option, its lenders.

         Section 7.5 Adjustment of Fees. In addition to the adjustments provided for in Section 7.2, Service Fees payable by Group pursuant to this
Article VII shall be adjusted as appropriate upon agreement of the parties upon the divestiture or acquisition by the Group of, or affiliation with, a radiology or diagnostic practice group. Whether or not Parent capital stock or funds are utilized to fund the acquisition or affiliation, the Service Fee and other related provisions of this Agreement shall be adjusted as agreed upon by the parties on a case by case basis. Under either acquisition or affiliation model, the precise adjustment to the Service Fee and to other related provisions of this Agreement shall be a joint decision of the parties, shall be memorialized in a written amendment to this Agreement, and shall be based upon the methodology used to generally determine Services Fees hereunder.

         Section 7.6 Priority of Payments. Administrator shall administer and make disbursements from amounts deposited into the Deposit Account or transferred from the Deposit Account to pay (including, without limitation the making of advances as provided in Section 7.3) the Practice Expenses and Excluded Practice Expenses as the same become due and payable, and for which the Group shall remain responsible; provided, however, that if Technical Expenses exceed Technical Revenues, then the amount by which Technical Expenses exceed Technical Revenues shall be excluded for purposes of the priority of payments set forth below and the Group shall not be responsible for such amount. In performing its obligations pursuant to Article III, on the fifteenth (15th) day following the end of each calendar month, Administrator shall apply an amount equal to the aggregate face amount of the prior month's accounts receivables, less Adjustments and estimated allowances for bad debt as determined in accordance with Section 3.2(e), in the following order of priority:

         (a) payment of all accrued Practice Expenses for the prior month (subject to the provision in the preceding sentence);

         (b)     payment of the accrued Service Fee for the prior month;

         (c) payment of outstanding balance of all amounts advanced to the Group through the end of the prior month, and applicable interest thereon (as contemplated in Section 7.3); and

         (d)     payment of all Excluded Practice Expenses.

Any amounts which remain following the payment of the items set forth in subparagraphs (a) through (d) above shall be deposited into the Group Account on the fifteenth (15th) day following the end of each calendar month (or the first preceding day if the 15th day is not a business day).

                                  ARTICLE VIII

                            [Intentionally Omitted]


                                   ARTICLE IX

                         Insurance and Indemnification

         Section 9.1      Insurance to be Maintained by the Group.

                 (a) During the term of this Agreement, the Group shall maintain comprehensive professional medical/malpractice liability insurance with such carrier as determined by the Joint Planning Board with minimum legal limits or such higher limits as shall be required under the

Group's contracts with hospitals or other third parties. Such insurance shall be on a per claim and per physician basis and a separate limit for the Group to the extent available and permitted by law with such deductible as is mutually agreeable by Administrator and the Group. All comprehensive professional medical/malpractice liability insurance premiums and deductibles shall be included in Practice Expenses; provided, that if the Group elects to maintain coverage that exceeds minimum requirements, such additional premiums shall be included in Excluded Practice Expenses. All costs, expenses and liabilities incurred by the Group in excess of the limits of such policies identified in the preceding sentence shall be included in Excluded Practice Expenses. Administrator, Parent or their Affiliates shall attempt to secure excess liability for the types of coverages contemplated by this Section 9.1(a). If successful, the Group shall have the opportunity to purchase at Administrator's cost, as an Excluded Practice Expense, such coverage to the extent permitted by the then-applicable restrictions set forth in such policy.

                 (b) The Group, Administrator and Parent each waives any right one may have against the other, to the extent allowed by the waiving party's insurance coverage, on account of any loss or damage occasioned to any party by another party, their respective real and personal property, the Premises or its contents, arising from any risk generally covered by fire and extended coverage insurance or from vandalism or malicious mischief; and the parties, on behalf of their respective insurance companies, waive any right to subrogation, except when such loss or damage is due to the gross negligence or willful misconduct of the other party.

         Section 9.2 Insurance to be Maintained by Administrator. During the term of this Agreement, Administrator will provide and maintain (i) as a Technical Expense, comprehensive professional medical/malpractice liability insurance for all applicable employees of Administrator and (ii) as a Practice Expense, comprehensive general liability and property insurance covering the Practice's premises (including, without limitation, the Premises), personal property and operations with such limits and coverages as a reasonable business person under similar circumstances would maintain. All costs, expenses and liabilities incurred by Administrator in excess of the limits of such policies identified in subsections (i) and (ii) hereof shall be included in Administrator Expenses.

         Section 9.3 Continuing Liability Insurance Coverage. The Group shall obtain or require each of its Physician Employees and Physician Extender Employees to obtain continuing liability insurance coverage under either a "tail policy" or a "prior acts policy," with the same limits and deductibles as the insurance coverage provided pursuant to Section 9.1 upon the termination of such physician's relationship with the Group for any reason, unless such physician was covered with an occurrence-based policy while employed or retained by the Group. In the event that the Group, any Physician Employee or Physician Extender Employees fails to obtain such continuing liability insurance coverage, Administrator may do so. The cost of such continuing liability insurance coverage shall be included in Practice Expenses unless such cost is borne by the Physician Employee.

         Section 9.4 Additional Insureds. The Group and Administrator agree to use their reasonable efforts to have each other named as an additional insured on the other's respective professional liability insurance programs. The additional costs, if any, associated therewith shall be a Practice Expense.

         Section 9.5      Indemnification.

                 (a) By the Group. The Group shall indemnify, defend and hold Administrator, Parent, their Affiliates and their respective officers, directors, shareholders, employees, agents, attorneys and consultants (other than such persons who are also officers, directors, shareholders, employees, agents or consultants of the Group) harmless, from and against any and all liabilities, losses, damages, claims, causes of action and expenses (including reasonable attorneys' fees), not covered by insurance (including self-insured insurance and reserves), maintained or required to be maintained pursuant to this Agreement, whenever arising or incurred, that are caused or asserted to have been caused, directly or indirectly, by or as a result of the performance of medical services or the performance of any intentional acts, or negligent acts or omissions by the Group and/or its shareholders, employees and/or subcontractors (other than Administrator, Parent, Affiliates or their employees, officers, directors, agents, attorneys and consultants) during the term of this Agreement. Provided, however, that in the event an indemnification obligation under the preceding sentence arises as of the result of any act or omission of a person who is an officer, shareholder or other equity holder, director, employee, agent, attorney or consultant of Administrator, Parent or any of their Affiliates such person shall not be entitled to indemnification in connection therewith and any other adjustment as is equitable shall be made to the Group's indemnification obligation arising thereby.

                 (b) By the Administrator. Administrator and Parent, jointly and severally, shall indemnify, defend and hold the Group and its officers, shareholders, directors, employees, agents, attorneys and consultants, harmless from and against any and all liabilities, losses, damages, claims, causes of action and expenses (including reasonable attorneys' fees), not covered by insurance (including self-insured insurance and reserves), maintained or to be maintained pursuant to this Agreement, whenever arising or incurred, that are caused or asserted to have been caused, directly or indirectly, by or as a result of the performance of any intentional acts, or negligent acts or omissions by Administrator, Parent or Affiliates and/or any of their respective shareholders, employees and/or subcontractors (other than the Group or its employees) during the term of this Agreement. Provided, however that in the event an indemnification obligation under the preceding sentence arises as a result of any act or omission of a person who is an officer, shareholder or other equity holder, director, employee, agent, attorney or consultant of the Group such person shall not be entitled to indemnification in connection therewith and any other adjustment as is equitable shall be made to Administrator's or Parent's indemnification obligation arising thereby.

                                   ARTICLE X

                              Term and Termination

         Section 10.1 Term of Agreement. This Agreement shall commence on the date hereof and shall expire on the 40th anniversary hereof unless earlier terminated pursuant to the terms of either Section 10.3 or Section 10.4 or automatically extended pursuant to the terms of Section 10.2.

         Section 10.2 Extended Term. Unless earlier terminated as provided for in either Section 10.3 or Section 10.4, the term of this Agreement shall be automatically extended for additional terms of five (5) years each, unless either party delivers to the other party, not less than twelve (12) months nor earlier than fifteen (15) months prior to the expiration of the preceding term, written notice of such party's intention not to extend the term of this Agreement.

         Section 10.3 Termination by the Group. The Group may, in its sole discretion, terminate this Agreement by giving written notice thereof to Administrator (after the giving of any required notices and the expiration of any applicable waiting periods set forth below) upon the occurrence of any the following events:

                 (a) Administrator or Parent shall admit in writing its inability to generally pay its debts when due, apply for or consent to the appointment of a receiver, trustee or liquidator of all or substantially all of its assets, file a petition in bankruptcy or make an assignment for the benefit of creditors, or upon other action taken or suffered by Administrator or Parent, voluntarily or involuntarily, under any federal or state law for the benefit of creditors, except for the filing of a petition in involuntary bankruptcy against Administrator or Parent which is dismissed within ninety
(90) days thereafter.

                 (b) Administrator or Parent shall default in the performance of any material duty or material obligation imposed upon it by this Agreement (a "Material Administrator Default") and such default shall continue for a period of sixty (60) days after written notice thereof has been given to Administrator by the Group with a copy to the financial institution contemplated in Section 12.1(a) at the address provided by Administrator, provided that the Group may terminate this Agreement if, and only if, such termination shall have been approved by the affirmative vote of the holders of two-thirds of the interests of the equity holders of the Group. The Group agrees that the financial institution contemplated in Section 12.1(a) shall have the right, but not the obligation, to cure any Material Administrator Default. Notwithstanding anything to the contrary in this Agreement, following receipt by Administrator of the notice of a Material Administrator Default and until such Material Administrator Default shall be cured, the Group may take such action as may be reasonably required to cover such Material Administrator Default so as to maintain for the Group the same level of service as before the Material Administrator Default, without prejudicing in any way the Group's other rights and remedies, and may offset all of its costs from the amounts which may otherwise be due to Administrator under this Agreement.

                 (c) An independent law firm with nationally recognized expertise in health care law and acceptable to the parties hereto renders an opinion to the parties hereto that (i) a material provision of this Agreement is in violation of applicable law or any court or regulatory agency enters an order finding a material provision of this Agreement is in violation of applicable law and (ii) this Agreement can not be amended pursuant to Section
12.6 hereof to cure such violation.

         Section 10.4 Termination by Administrator. Administrator may, in its sole discretion, terminate this Agreement by giving written notice thereof to the Group (after the giving of any required notices and the expiration of any applicable waiting periods set forth below) upon the occurrence of any of the following events:

                 (a) The Group shall default in the performance of any material duty or material obligation imposed upon it by this Agreement (a "Material Group Default") and (i) the Group fails to deliver to Administrator within thirty (30) days after written notice of such Material Group Default has been given to Group a written plan (reasonably acceptable to Administrator) detailing the methods and procedures that the Group shall utilize to cure such Material Group Default, (ii) the Group has delivered a plan but has failed to utilize its best efforts to cure such Material Group Default within sixty (60) days after written notice thereof has been given to the Group by Administrator or (iii) the Group has delivered the plan but, after utilizing its best efforts, is unable to cure such Material Group Default within ninety (90) days after written notice thereof has been given to the Group by Administrator. The term "Material Group Default" for purposes of this Section 10.4 shall include, but not be limited to, (A) the Group's admission in writing of its inability to generally pay its debts when due, application for or consent to the appointment of a receiver, trustee or liquidator of all or substantially all of its assets, filing of a petition in bankruptcy or making an assignment for the benefit of creditors, or upon other action taken or suffered by the Group, voluntarily or involuntarily, under any federal or state law for the benefit of debtors, except for the filing of a petition in involuntary bankruptcy against the Group which is dismissed within ninety (90) days thereafter or (B) the Group's or any Physician Employee's (1) failure to adhere to any compliance plan, policy, or manual as described in
Section 4.6 hereof that has been approved by the Group and made applicable to all shareholders and employees of the Group, or (2) engaging in any conduct or being formally accused of conduct for which, in the opinion of the Joint Planning Board, based on an expedited hearing of the Joint Planning Board at which evidence of the conduct is presented, together with an opportunity for the accused party to rebut such evidence, the Group's license, or such Physician Employee's license, to practice medicine reasonably would be expected to be subject to revocation or suspension, whether or not actually revoked or suspended, or (3) being notified in writing of any adverse action by any state or federal department or agency that has the effect of either excluding the Group or the individual from participating in or from receiving reimbursement under any program funded by the federal government or by any state government, notwithstanding any available post-sanction remedies, or (4) being otherwise disciplined by any licensing, regulatory or professional entity or institution, the result of any of which event described in subparagraphs (1) through (4) above, in the absence of termination of a Physician Employee or a Physician Extender Employee or other action of the Group to monitor and cure such act or conduct by such employee, does or reasonably would be expected to materially and adversely affect the Practice or the Group. Notwithstanding anything to the contrary in this Agreement, following receipt by the Group of the notice of a Material Group Default, and until such Material Group Default shall be cured, the Administrator may take such action as may be reasonably required to cover such Material Group Default so as to maintain for the Administrator the same level of service at the Premises as before the Material Group Default, without prejudicing in any way Administrator other rights and remedies, and may offset all of its costs of cover from amounts which may otherwise due to the Group under this Agreement.

                 (b) An independent law firm with nationally recognized expertise in health care law and acceptable to the parties hereto renders an opinion to the parties hereto that (i) a material provision of this Agreement is in violation of applicable law or any court or regulatory agency enters an order finding a material provision of this Agreement is in violation of applicable law and (ii) this Agreement can not be amended pursuant to Section
12.6 hereof to cure such violation.

                 (c) At any time during the five-year period following the Acquisition Effective Date if more than thirty-three and one-third percent (33 1/3%) of the total number of Group Physician Stockholders and Full-time Physician Employees retained or employed by the Group at the time of the Acquisition Effective Date are no longer employed or retained by the Group for reasons other than (i) death, (ii) permanent disability, (iii) loss of a hospital contract or privileges for reasons other than voluntary resignation by the Group or a failure to renew or a failure by the Group to respond to a reasonable proposal to extend the term of such contract or (iv) closing of facilities by Administrator (after consultation with the Joint Planning Board). For purposes of this Section 10.4(c), if Parent and/or Administrator are notified in writing by the Group at or prior to the Acquisition Effective Date of any Physician Employee [or Physician Extender Employee] that intends to retire prior to expiration of such five-year period, then such Physician Employee or Physician Extender Employee shall not be counted for purposes of determining the above percentage.

         Section 10.5 Effective Date of Termination. Any termination of this Agreement shall be effective (the "Termination Date") as follows:

                 (a) Immediately upon receipt of a termination notice pursuant to Section 10.3 or Section 10.4 (a "Termination Notice") and expiration of applicable cure periods; or

                 (b) Upon the expiration of this Agreement pursuant to Sections 10.1 or 10.2.

         Section 10.6 Purchase of Assets. Upon the termination of this Agreement, subject to the provisions of subparagraphs (a) through (e) set forth below, if Administrator and/or Parent is the defaulting party, the Group shall have the option to require Administrator and/or Parent to sell to the Group, and if the Group is the defaulting party, Administrator and/or Parent shall have the option to require the Group to purchase from Administrator, and/or Parent the Purchase Assets and assume the Practice Related Liabilities below:

                 (a) Purchase Assets. The Group shall purchase, free and clear of all liens and encumbrances other than those arising from Practice Related Liabilities (as defined below), from Administrator, and/or Parent or its Affiliates, as the case may be, pursuant to subparagraph (c) below, all assets, tangible or intangible real or personal, of Administrator, Parent or their Affiliates that relate primarily to the Practice other than Administrator's, Parent's or their Affiliates' accounting and financial records (the "Purchase Assets"), including, but not limited to, without duplication,
(i) all equipment, furniture, fixtures, furnishings, inventory, supplies, improvements, additions and leasehold improvements utilized by the Practice,
(ii) any real estate owned by Administrator, Parent or Affiliates that is occupied by or used primarily for the benefit of the Practice, (iii) all unamortized intangible assets (including, without limitation, goodwill) set forth on the financial statements of Administrator, Parent or their Affiliates used in connection with the Practice or otherwise resulting from the Acquisition, (iv) all Confidential and Proprietary Information that relates solely to the Practice, and (v) all other assets that would be set forth on a balance sheet of Administrator, Parent or their Affiliates prepared as of the date of the Purchase Closing relating primarily to the Practice.

                 (b) Practice Related Liabilities. The Group shall assume all of Administrator's and its Affiliates' liabilities, debt, payables and other obligations (including lease and other contractual obligations), or portions thereof, which relate directly or are directly attributable to the Practice and/or the Purchase Assets other than previously accrued Practice Expenses (the "Practice Related Liabilities").

                 (c) Purchase Price. The Purchase Price shall be the lesser of (i) Fair Market Value of the Purchase Assets subject to the assumption of the Practice Related Liabilities or (ii) the value of the Actual Consideration (defined below) (alternatively, the "Purchase Price"); provided, however, the Purchase Price shall not be less than the net book value of the Purchase Assets at the Termination Date. The Purchase Price shall be paid pursuant to Section 10.7. For purposes of this subparagraph (c), the term "Actual Consideration" shall mean (i) cash consideration paid to the Group pursuant to the Acquisition Agreement and (ii) an amount equal to the number of shares of Parent Common Stock (as adjusted for stock splits, stock dividends, recapitalizations, reorganizations, or any similar transaction whereby the Parent Common Stock is increased or decreased or exchanged for a different number or kind of securities) issued pursuant to the Acquisition Agreement multiplied by the fair market value of Parent Common Stock immediately prior to the time that a Termination Notice is provided pursuant to Section 10.7. The Purchase Price shall be appropriately adjusted to offset and account for any monetary obligations of the Group or Administrator owing to the other as provided herein.

                 (d)      Exercise of Option.

                          (i) The Group. Upon a termination of this Agreement, the Group shall be entitled to exercise its option to require Administrator, Parent or their Affiliates to sell the Purchase Assets and shall assume the Practice Related Liabilities pursuant to this Section 10.6 at any time (unless this Agreement is terminated pursuant to Section 10.4(a) or 10.4(c)).

                          (ii) Administrator. Upon termination of this Agreement, Administrator shall be entitled to exercise its option to require the Practice to purchase the Purchase Assets and assume the Practice Related Liabilities pursuant to this Section 10.6 (i) during the five-year period following the Acquisition Effective Date if this Agreement is terminated pursuant to Sections 10.4(b) or 10.4(c) and
         (ii) at any time in the event of a termination pursuant to Section 10.4(a).

                 (e) Notice. Each party shall exercise its option under this Section 10.6 by giving written notice thereof in the Termination Notice, if applicable, or prior to ninety (90) days before the Termination Date if this Agreement expires pursuant to Sections 10.1 or 10.2.

         Section 10.7 Terms of Purchase. The closing of the transactions contemplated by Section 10.6 (the "Purchase Closing") shall occur (a) on the Termination Date if this Agreement expires pursuant to the terms of Sections
10.1 and 10.2, or (b) on a date mutually acceptable to the parties hereto that shall be within 180 days after receipt of a Termination Notice. The parties shall enter into an asset purchase agreement containing representations, warranties and conditions customary to a transaction of this size involving the purchase and sale of similar businesses. Subject to the





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
conditions set forth below, at the Purchase Closing, Administrator and/or its Affiliates, as the case may be, shall transfer and assign the Purchase Assets to the Group, and in consideration therefor, the Group shall (a) pay to Administrator, Parent and/or their Affiliates an amount in cash or, at the option of the Group (subject to the conditions set forth below), Parent Common Stock (valued at the fair market value immediately prior to the Purchase Closing), or some combination of cash and Parent Common Stock equal to the Purchase Price and (b) assume the Practice Related Liabilities. Each party shall execute such documents or instruments as are reasonably necessary, in the opinion of each party and its counsel, to effect the foregoing transaction.
The Group shall, and shall use its best efforts to cause each shareholder of the Group to, execute such documents or instruments as may be necessary to cause the Group to assume the Practice Related Liabilities and to release Administrator, Parent and/or their Affiliates, as the case may be, from any liability or obligation with respect thereto. In the event the Group desires to pay all or a portion of the Purchase Price in shares of Parent Common Stock, such transaction shall be subject to the satisfaction of each of the following conditions:

                 (a) The holders of such shares of Parent Common Stock shall transfer to Administrator, Parent and/or their Affiliates good, valid and marketable title to the shares of Parent Common Stock, free and clear of all adverse claims, security interests, liens, claims, proxies, options, stockholders' agreements and encumbrances (not including any applicable securities restrictions and lock-up arrangements with the Parent or any underwriter); and

                 (b) The holders of such shares of Parent Common Stock shall make such representations and warranties as to title to the stock, absences of security interests, liens, claims, proxies, options, stockholders' agreements and other encumbrances and other matters as reasonably requested by Administrator, Parent and/or their Affiliates.

         Section 10.8 Exception to Purchase. Notwithstanding anything contained herein to the contrary, Administrator, Parent and/or their Affiliates shall not be obligated to sell the Purchase Assets to the Group as provided in
Section 10.6(d)(i) above if the Group is not able to pay the Purchase Price pursuant to the terms set forth above and assume the Practice Related Liabilities at the Purchase Closing. In such event, the Group shall surrender the Purchase Assets to Administrator, Parent and/or their Affiliates as of the Purchase Closing. If the Practice fails to so surrender the Purchase Assets, Administrator, Parent and/or their Affiliates may, if permitted by applicable law, without prejudice to any other remedy which it may have hereunder or otherwise, enter the Premises and take possession of the Purchase Assets and expel or remove the Group and any other person who may be occupying the Premises or any part thereof, by force if necessary, without being liable for prosecution or any claim for damages therefor.

         Section 10.9 Effect Upon Termination. Upon the Termination Date, except as provided below, this Agreement shall terminate and shall be of no further force and effect and all further obligations of Administrator, Parent and/or their Affiliates and the Group under this Agreement shall terminate without further liability of the Administrator or Parent and/or their Affiliates to the Group or the Group to the Administrator or Parent and/or their Affiliates (including, without limitation, any liability for loss of anticipated profits over the remaining term of this Agreement or from a sale of the Purchase Assets pursuant to this Article X at less than Fair Market Value), except with respect to the obligations set forth below. The foregoing to the contrary notwithstanding:

                 (a) Administrator and Parent and/or their Affiliates shall use their best efforts to cooperate with the Group for the appropriate transfer of management services.

                 (b) Each party hereto shall provide the other party with reasonable access to books and records owned by it to permit such requesting party to satisfy reporting and contractual obligations which may be required of it.

                 (c) Any other amounts due and owing but unpaid to either Administrator, Parent and/or their Affiliates or the Group as of the Termination Date shall be paid promptly by the appropriate party.

                 (d) Any and all covenants and obligations of either party hereto which by their terms or by reasonable implication are to be performed, in whole or in part, after the termination of this Agreement, shall survive such termination, including, without limitation, the obligations of the parties pursuant to the following Sections: 6.1(b), 6.1(c), 6.1(d), 6.1(e), 6.2 (subject to the same survival terms as set forth in 6.2), 6.3 (subject to the same survival terms as set forth in 6.3), 9.5, Article VIII and the applicable provisions of Article X and XI.

                                   ARTICLE XI

                               Dispute Resolution

         Section 11.1 Informal Dispute Resolution. In the event of any claim, controversy, dispute or disagreement between or among the parties hereto which is not subject to the dispute resolution methodology set forth in Article V hereof, the parties hereto agree that such other claims, controversies, disputes or disagreements shall be presented to the Joint Planning Board for hearing and resolution. In the event the Joint Planning Board is unable to resolve such matter within a reasonable period following presentation to the Joint Planning Board, such matter shall be presented to either (a) the Board of Directors of Parent or (b) a committee designated by the Board of Directors of Parent which contains at least one (1) physician member. The Board of Directors of Parent or such committee shall meet within thirty (30) days to attempt to resolve such claim, controversy, dispute or disagreement.

         Section 11.2 Arbitration. If a claim, controversy, dispute or disagreement arising out of or relating to this Agreement, which is not subject to the alternative dispute resolution methodology contained in Article V hereof, cannot be resolved by the informal means set forth in Section 11.1, the parties hereto agree that any such claim, controversy, dispute or disagreement between or among any of the parties shall be governed exclusively by the terms and provisions of this Article XI; provided, however, that within ten (10) days from the date which any claim, controversy, dispute or disagreement cannot be resolved by the informal means set forth in Section 11.1 and prior to commencing an arbitration procedure pursuant to this Article XI, the parties shall meet to discuss and consider other alternative dispute resolution procedures other than arbitration, provided, however, that if the parties hereto agree to an alternative to arbitration they may agree to an alternative set of rules, including rules of evidence and procedure. If at any time prior to the rendering of the decision by the arbitrator (or pursuant to such other alternative dispute resolution procedure) as contemplated in this Article XI to the extent a party makes a written offer to the other party proposing a settlement of the matter(s) at issue and such offer is rejected, then the party rejecting such offer shall be obligated to pay the costs and expenses (excluding the amount of the award granted under the decision) of the party that offered the settlement from the date such offer was received by such other party if the decision is for a dollar amount that is less than the amount of such offer to settle. Notwithstanding the foregoing, the terms and provisions of this Article XI shall not preclude any party hereto from seeking, or a court of competent jurisdiction from granting, a temporary restraining order, temporary injunction or other equitable relief for any breach of (i) any noncompetition or confidentiality covenant or (ii) any duty, obligation, covenant, representation or warranty, the breach of which may cause irreparable harm or damage.

                                  ARTICLE XII

                               General Provisions

         Section 12.1 Assignment. Administrator shall have the right to assign its rights hereunder to Parent or any wholly-owned subsidiary of Administrator or Parent (that remains a wholly-owned subsidiary of Administrator or Parent) or to a financial institution as collateral security for the indebtedness of Parent, Administrator or their Affiliates without the consent of the Group.

         Section 12.2 Amendments. This Agreement shall not be modified or amended except by a written document executed by all parties to this Agreement, and such written modification(s) or amendment(s) shall be attached hereto.

         Section 12.3 Waiver of Provisions. Any waiver of any terms and conditions hereof must be in writing, and signed by the parties hereto. The waiver of any of the terms and conditions of this Agreement shall not be construed as a waiver of any other terms and conditions hereof.

         Section 12.4 Additional Documents. Each of the parties hereto agrees to execute any document or documents that may be reasonably requested from time to time by the other party to implement or complete such party's obligations pursuant to this Agreement.

         Section 12.5 Attorneys' Fees. If legal action is commenced by either party to enforce or defend its rights under this Agreement, the prevailing party in such action shall be entitled to recover all reasonable attorneys' fees, costs and expenses including, but not limited to, attorney's fees, costs and expenses for trial, appellate proceedings and negotiations, in addition to any other relief granted.

         Section 12.6 Contract Modifications for Prospective Legal Events. In the event any state or federal laws or regulations, now existing or enacted or promulgated after the date hereof, are interpreted by judicial decision, a regulatory agency or independent legal counsel in such a manner as to indicate that this Agreement or any provision hereof may be in violation of such laws or regulations, the Group and Administrator shall amend this Agreement as necessary to preserve the underlying economic and financial arrangements between the Group and Administrator and without substantial economic detriment to either party. If this Agreement cannot be so amended, the terms of Section 10.3(c) and 10.4(b) shall apply. To the extent any act or service required of Administrator in this Agreement should be construed or deemed, by any governmental authority, agency or court to constitute the practice of medicine, the performance of said act or service by Administrator shall be deemed waived and forever unenforceable and the provisions of this Section 12.6 shall be applicable. Neither party shall claim or assert illegality as a defense to the enforcement of this Agreement or any provision hereof; instead, any such purported illegality shall be resolved pursuant to the terms of this Section 12.6 and
Section 12.9.

         Section 12.7 Parties In Interest; No Third Party Beneficiaries. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective heirs, legal representatives, successors and permitted assigns of the parties hereto.
Except as provided in Section 6.1(g), neither this Agreement nor any other agreement contemplated hereby shall be deemed to confer upon any person not a party hereto or thereto any rights or remedies hereunder or thereunder.

         Section 12.8 Entire Agreement. This Agreement and the agreements contemplated hereby constitute the entire agreement of the parties regarding the subject matter hereof, and supersede all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

         Section 12.9 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

         Section 12.10 Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS (BUT NOT THE RULE GOVERNING CONFLICTS OF LAWS) OF THE STATE OF MARYLAND.

         Section 12.11 No Waiver; Remedies Cumulative. No party hereto shall by any act (except by written instrument pursuant to Section 12.3 hereof), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any default in or breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising, on the part of any party hereto, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. No remedy set forth in this Agreement or otherwise conferred upon or reserved to any party shall be considered exclusive of any other remedy available to any party, but the same shall be distinct, separate and cumulative and may be exercised from time to time as often as occasion may arise or as may be deemed expedient.

         Section 12.12 Communications. The Group and Administrator, Parent and their Affiliates agree that good communication between the parties is essential to the successful performance of this Agreement, and each pledges to communicate fully and clearly with the other on matters relating to the successful operation of the Practice.

         Section 12.13 Captions. The captions in this Agreement are for convenience of reference only and shall not limit or otherwise affect any of the terms or provisions hereof.

         Section 12.14 Gender and Number. When the context requires, the gender of all words used herein shall include the masculine, feminine and neuter and the number of all words shall include the singular and plural.

         Section 12.15 Reference to Agreement. Use of the words "herein", "hereof', "hereto" and the like in this Agreement shall be construed as references to this Agreement as a whole and not to any particular Article, Section or provision of this Agreement, unless otherwise noted.

         Section 12.16 Notice. Whenever this Agreement requires or permits any notice, request, or demand from one party to another, the notice, request, or demand must be in writing to be effective and shall be deemed to be delivered and received (i) if personally delivered or if delivered by telex, telegram, facsimile or courier service, when actually received by the party to whom notice is sent or (ii) if delivered by mail (whether actually received or not), at the close of business on the third business day next following the day when placed in the mail, postage prepaid, certified or registered, addressed to the appropriate party or parties, at the address of such party set forth below (or at such other address as such party may designate by written notice to all other parties in accordance herewith):

If to Administrator or Parent:             American Physician Partners, Inc.
                                           3600 Chase Tower
                                           2200 Ross Avenue
                                           Dallas, Texas 75201
                                           Fax: (214) 303-2777
                                           Attn:   President

If to the Group:                           WB&A Imaging, P.C.
                                           1020 Duke Street
                                           Alexandria, Virginia 22314-3512
                                           Fax No.: (703) 683-4883
                                           Attn:  President

         Section 12.17 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

         Section 12.18 Defined Terms. Terms used in the Exhibits attached hereto with their initial letter capitalized and not otherwise defined therein shall have the meanings assigned to such terms in this Agreement.

         Section 12.19 Parent Obligations. All of the duties and obligations of Administrator to the Group under this Agreement shall be deemed to be the joint and several obligations of Administrator and Parent.


                                   * * * * *

         IN WITNESS WHEREOF, the parties hereto have executed this Service Agreement as of the date first written above.


                                   GROUP:

                                   WB&A IMAGING, P.C.


                                   By:
                                      -----------------------------------------
                                      Name:
                                           ------------------------------------
                                      Title:
                                            -----------------------------------



                                   ADMINISTRATOR:

                                   WB&A IMAGING PARTNERS, INC.


                                   By:
                                      -----------------------------------------
                                      Name:
                                           ------------------------------------
                                      Title:
                                            -----------------------------------




                                   PARENT:

                                   AMERICAN PHYSICIAN PARTNERS, INC.


                                   By:
                                      -----------------------------------------
                                      Name:
                                           ------------------------------------
                                      Title:
                                            -----------------------------------